Exhibit 10.3
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CARLTON-BATES COMPANY
AND
THE SIGNIFICANT SHAREHOLDERS LISTED ON THE SIGNATURE PAGES
HEREOF
AND
THE COMPANY REPRESENTATIVE
AND
WESCO DISTRIBUTION, INC.
AND
C-B WESCO, INC.
AUGUST 16, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		5
1.1	Defined Terms	5
ARTICLE II THE MERGER; CLOSING BALANCE SHEET		13
2.1	The Merger	13
2.2	The Closing	14
2.3	Actions at Closing	14
2.4	Effect of Merger	14
2.5	Conversion of Stock; Procedure for Payment	14
2.6	Options; Stock Plans	16
2.7	Payments	17
2.8	Working Capital Adjustments	19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
3.1	Organization and Authority	22
3.2	Capitalization	22
3.3	Authority; Validity	22
3.4	No Violation	23
3.5	Governmental Party Consents	23
3.6	Financial Statements	23
3.7	Tax Matters	24
3.8	Absence of Certain Changes	24
3.9	Assets	25
3.10	Litigation	25
3.11	Compliance With Laws	25
3.12	Material Contracts and Commitments	26
3.13	Labor Matters	27
3.14	Employee Benefit Plans	28
3.15	Environmental Matters	29
3.16	Proprietary Rights	30
3.17	Property	30
3.18	Accounts Receivable	31
3.19	Inventories	31
3.20	Broker Fees	31
3.21	Books and Records	32
3.22	Insurance	32
3.23	Transactions with Affiliates	32
3.24	Operation in the Ordinary Course	32
3.25	Employees	32
3.26	Product or Service Liability	33
3.27	Product or Service Warranty	33
3.28	Disclosure	33
3.29	Limitation on Representations and Warranties	34
ARTICLE III A REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT SHAREHOLDERS		34
3a.1	Organization and Power	34
3a.2	Authorization; Valid and Binding Agreement	34

i

3a.3	Noncontravention	34
3a.4	Ownership of Shares	35
3a.5	Transaction Fees	35
3a.6	Disclosure	35
ARTICLE IIIB REPRESENTATION AND WARRANTY OF WAYNE PENROD		35
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35
4.1	Organization	35
4.2	No Violation	36
4.3	Authority; Validity	36
4.4	Governmental Consents	36
4.5	Investment/Operational Intent	36
4.6	Financial Condition	37
ARTICLE V COVENANTS		37
5.1	Access to Information and Records	37
5.2	Conduct of Business Pending the Closing	37
5.3	HSR Act Filings	38
5.4	Consents	38
5.5	Publicity	39
5.6	Notification of Certain Matters; Supplemental Disclosure	39
5.7	Merger Sub Shareholder Approval	39
5.8	Indemnification of Directors and Officers	39
5.9	Company Representative	39
5.10	Retention of Records	41
5.11	Exclusive Dealing	42
5.12	Agreement to Vote for Merger	42
5.13	Employee Matters	42
5.14	Employment Agreements	42
5.15	Additional Non-Competition Agreements	43
5.16	Identified Environmental Remediation	43
ARTICLE VI CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATIONS		43
6.1	Representations and Warranties True on the Closing Date	43
6.2	Compliance With Agreement	43
6.3	Absence of Litigation	43
6.4	Consents	43
6.5	HSR Act Waiting Period	44
6.6	No Material Adverse Change	44
6.7	Merger Filings	44
6.8	Dissenting Shares	44
6.9	Documents to be Delivered by the Company	44
6.10	Resignation of Officers and Directors	45
6.11	Affiliate Transactions	45
6.12	Non-Competition Agreements	45
6.13	Leased Real Property	45
6.14	Lien Releases and Termination of Financing	45

6.15	LADD Stock Earn Out	45
6.16	Termination of Options, etc	45
6.17	CGW Non-Solicitation Agreement	46
6.18	Employment Agreements	46
ARTICLE VII CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS		46
7.1	Representations and Warranties True on the Closing Date	46
7.2	Compliance With Agreement	46
7.3	Absence of Litigation	46
7.4	Consents and Approvals	46
7.5	HSR Act Waiting Period	46
7.6	Merger Filings	46
7.7	Documents to be Delivered by Parent and Merger Sub	46
7.8	Merger Price	47
ARTICLE VIII SURVIVAL; INDEMNIFICATION		47
8.1	Survival; Remedies for Breach	47
8.2	Indemnification By Certain Company Securityholders and Significant Shareholders	48
8.3	Indemnification by Parent	49
8.4	Procedures for Indemnification	50
8.5	Procedures for Third Party Claims	51
8.6	Effect of Indemnification	52
8.7	Arbitration	52
ARTICLE IX TERMINATION OF AGREEMENT		52
9.1	Causes	52
9.2	Effect of Termination	53
ARTICLE X MISCELLANEOUS		53
10.1	Further Assurance	53
10.2	Assignment	53
10.3	Law Governing Agreement	53
10.4	Amendment and Modification	53
10.5	Notice	54
10.6	Expenses	55
10.7	Entire Agreement; Binding Effect; No Third Party Rights	56
10.8	Counterparts	56
10.9	Headings	56
10.10	Construction	56
10.11	Interpretations	56
10.12	Severability	56

AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
(cont.)
Schedules
Disclosure Schedule
Exhibits

Exhibit A	Articles of Merger
Exhibit B	Escrow Agreement
Exhibit C-1	Non-Solicitation Agreement
Exhibit C-2	Non-Competition Agreement
Exhibit C-3	CGW Non-Solicitation Agreement
Exhibit D	Legal Opinion of Alston & Bird LLP
Exhibit E	Legal Opinion of Friday, Eldridge & Clark LLP
Exhibit F	Option Cancellation Agreement
[Disclosure Schedule and Exhibits have been omitted and will be furnished upon request.]

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER is made as of August 16, 2005, by and among WESCO DISTRIBUTION, INC., a Delaware corporation (“Parent”), C-B WESCO, INC., a Delaware corporation (“Merger Sub”), and CARLTON-BATES COMPANY, an Arkansas corporation (the “Company”), the Company Representative (as defined herein) and the shareholders and/or optionholders of the Company listed on the signature pages hereof (the “Significant Shareholders”). The Company and Merger Sub sometimes are referred to collectively herein as the “Constituent Corporations.”
RECITALS
          A. The Company is engaged in the business of distributing electrical and electronic components with a special emphasis on automation and electromechanical applications (the “Business”).
          B. Merger Sub is the indirect wholly-owned subsidiary of Parent.
          C. This Agreement contemplates a transaction in which Parent will acquire all of the outstanding capital stock of the Company for cash through a reverse subsidiary merger of Merger Sub with and into the Company, whereby all of the outstanding shares of capital stock of the Company will be converted into the right to receive cash.
          NOW THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.
          “Actual Plan Termination Costs” means the actual costs associated with terminating the Company’s employee benefit plans at or within 180 days after the Closing.
          “Actual Severance Costs” means the actual Severance Costs incurred or arising (i) within one year of the Closing Date with respect to William Carlton, Steve Allen and John Wright, and (ii) in order to comply with Section 5.13 hereof.
          “Adjustment Amount” shall mean $5,000,000, which is the portion of the Escrow Deposit designated in the Escrow Agreement as a source of funds for any post-closing adjustment in favor of the Surviving Corporation pursuant to Section 2.8 hereof.
          “Agreement” shall mean this Agreement and Plan of Merger, as the same shall be amended from time to time in accordance with its terms.

          “Annual Financial Statements” shall mean the audited financial statements of the Company consisting of the balance sheets of the Company as of September 30, 2004 and September 30, 2003, and the related statements of income, retained earnings and cash flows for the years then ended, together with the auditor’s report thereon.
          “Articles of Merger” shall mean the Articles of Merger in substantially the form of Exhibit A.
          “Business Day” shall mean any day on which national banks are open for business in the city of Atlanta, Georgia.
          “Buying Group” shall mean, collectively, Parent, Merger Sub and, following the Closing, the Company as the Surviving Corporation.
          “Claims Amount” shall mean $20,000,000, which is that portion of the Escrow Deposit designated in the Escrow Agreement as a source of funds for payment of post-closing indemnification claims made by the Surviving Corporation pursuant to Article VIII hereof, the then current amount of which shall, on December 31, 2006, be reduced to the sum of $10,000,000, plus the maximum potential amount of any such indemnification claims which have been made and not yet paid or resolved on or before December 31, 2006, and the remaining amount of which (less the amount of any such indemnification claims which have been made and not yet paid or resolved on or before March 31, 2008) shall be released on March 31, 2008, in each case in accordance with the provisions of the Escrow Agreement; provided, however, that during the period after December 31, 2006 and prior to March 31, 2008, any amounts above $10,000,000 with respect to pending claims shall be released promptly after each such claim is finally resolved.
          “Closing” shall mean the conference to be held at 10:00 A.M. Eastern Time, on the Closing Date at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, Georgia 30309, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.
          “Closing Amount” shall mean: (A) the Merger Price plus (B) the aggregate amount of the applicable exercise price under all Options, plus (C) the Estimated Excess Cash Amount, minus (D) the sum of the Escrow Deposit, the Transaction Expenses that remain unpaid at Closing and the Indebtedness for Borrowed Money that remains unpaid at Closing, minus (E) the Plan Stock Price multiplied by the number of shares of Common Stock held in the Plan.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Common Stock” shall mean the 250,000 authorized shares of the Company’s Class A Common Stock, $0.10 par value.
          “Common Stock Price” shall mean an amount equal to (A) the Closing Amount divided by (B) the sum of the Shares Outstanding, minus the number of shares of Common Stock held in the Plan, plus the aggregate number of shares of Common Stock issuable under Options outstanding immediately prior to the Effective Time.

          “Company Employees” shall mean any individual employed by the Company.
          “Company Optionholder” shall mean any Person who holds in-the-money Options immediately prior to the Effective Time.
          “Company Securityholder” shall mean a Company Shareholder or a Company Optionholder.
          “Company Shareholder” shall mean any Person who holds any Common Stock or Preferred Stock immediately prior to the Effective Time.
          “Consent” means with respect to a given Person any approval, authorization, waiver (including waiver of any right to terminate or otherwise adversely affect the rights of the Company or the Subsidiaries under any contract to which the Company or any Subsidiary is a party on account of the transactions contemplated hereby), consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained by such Person from, or any notice, statement or other communication required to be filed by such Person with or delivered by such Person to, any Governmental Authority or any other Person that is party to a contract.
          “Disclosure Schedule” shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Company and the Significant Shareholders to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement.
          “Earn Out Shares” shall mean the 29,867.3 additional shares of Common Stock issuable pursuant to the Stock Earn Out Agreement dated July 16, 2003 by and between the Company and LADD Industries, Inc. (the “LADD Earn Out Agreement”).
          “Effective Time” shall mean the time and date when the Company and Merger Sub file the Articles of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Arkansas.
          “Environmental Laws” shall mean all Laws in effect on or before the Closing Date relating to pollution or protection of human health or the environment, including, without limitation: (i) the Clean Water Act, 33 U.S.C. §§1251 et seq.; (ii) the Clean Air Act, 42 U.S.C. §§7401 et seq.; (iii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.; (iv) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et seq.; (v) the Hazardous Materials Transportation Act, 49 U.S.C. §§5101 et seq.; (vi) the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C. §§9601 et seq.; (vii) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (i) – (vi) of this subparagraph; (viii) any amendments to the Laws listed in parts (i) – (vii) of this subparagraph now in effect; (ix) any rules, regulations, directives, orders or the like adopted pursuant to or implementing the Laws and amendments listed in parts (i) – (viii) of this subparagraph; and (x) any other Law, directive, order or the like relating to environmental, health or safety matters.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any Person who, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) of ERISA. Any ERISA Affiliates are listed on Section 1.1 of the Disclosure Schedule.
          “Escrow Agent” shall mean LaSalle Bank National Association.
          “Escrow Agreement” shall mean the Escrow Agreement among Parent, Company, as predecessor to Surviving Corporation and the Company Representative on behalf of the Company Shareholders in substantially the form of Exhibit B.
          “Escrow Deposit” shall mean an amount equal to $25,000,000 to be delivered to the Escrow Agent pursuant to Section 2.7(a) of this Agreement.
          “Estimated Excess Cash Amount” shall mean the Excess Cash Amount as of the close of business on the day that is three (3) Business Days prior to the Closing Date as estimated in good faith by the Company, which estimate shall be delivered to Parent by the Company not later than the close of business on the day that is two (2) Business Days prior to the Closing Date.
          “Estimated Plan Termination Costs” means the estimated costs associated with terminating the Company’s employee benefit plans at or within 180 days after the Closing, which estimate shall be mutually determined in good faith by Parent and the Company prior to the Closing.
          “Estimated Severance Costs” means the estimated Severance Costs that will be incurred or arise (i) within one year of the Closing Date with respect to William Carlton, Steve Allen, and John Wright, and (ii) in order to comply with Section 5.13 hereof, which estimate shall be mutually determined in good faith by Parent and the Company prior to the Closing.
          “Excess Cash Amount” shall mean, as of any date on which it is determined, the aggregate amount of cash and cash equivalents of the Company on hand or on deposit as of the close of business on such date.
          “Financial Statements” shall mean the Annual Financial Statements and the Interim Financial Statements, collectively.
          “GAAP” shall mean generally accepted accounting principles as employed in the United States, applied consistently with prior periods and with the Company’s historical practices and methods, provided that the Company’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.
          “Governmental Authority” shall mean any federal, state, county, local, foreign or other governmental authority or public agency, instrumentality, commission, authority, board or body.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          “Indemnified Party” shall mean any Party seeking indemnification under Article VIII of this Agreement.
          “Indemnifying Party” shall mean the Party from whom the indemnification is sought under Article VIII of this Agreement.
          “Intellectual Property” shall mean (i) trademarks, service marks, Internet domain names, trade names and trade dress, and all goodwill related thereto, (ii) copyrights in any work of authorship recognized by foreign or domestic Law, by statute or at common law or otherwise (including but not limited to databases and computer software, in source code and object code form), (iii) trade secrets and confidential information, and (iv) patents and patent applications.
          “Interim Financial Statements” shall mean the unaudited, interim monthly financial statements consisting of the balance sheet of the Company as of June 30, 2005 and the related statement of income and statement of cash flow for the nine month period ended June 30, 2005.
          “Investments” shall mean the Company’s minority equity interests held directly or indirectly by the Company, all as described in Section 3.1 of the Disclosure Schedule.
          “Knowledge of the Company” or “Company’s Knowledge” or any similar phrase shall mean (a) the actual knowledge of William P. Carlton, Steve W. Allen, R. Wayne Penrod, Richard T. Farnsworth and W. Chris Wadsworth, as well as the knowledge such individuals should reasonably be expected to have in the exercise in the ordinary course of business of their responsibilities as officers of the Company, and (b) the actual knowledge of R. David Black, John D. Wright, Max L. Andrews and J. Chris Mastin.
          “Law” shall mean any federal, state, local or other governmental law, codes, ordinances, reporting or licensing requirements, statutes, rules or regulations of any kind, and the rules and regulations promulgated thereunder.
          “Leased Real Property” shall mean any real property leased by the Company.
          “Lien” shall mean any lien, claim, mortgage, security interest, restriction, or other encumbrance of any type or nature whatsoever, except (i) liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings as set forth in the Disclosure Schedule, (ii) municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized, and (iii) minor defects in title, if any, that do not detract from or impair the utility or value of the particular asset or property or its saleability.
          “Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, or costs or expenses of whatever kind including reasonable attorneys’ fees; provided, however, that “Losses” shall not include loss of profits, punitive damages or other special or consequential damages and shall not be calculated by using a multiple of earnings, book value or other similar measure that may have been used in arriving at or that may be reflective of the Merger Price.

          “Material Adverse Effect” shall mean a change (including, without limitation, any change in the relationship between the Company or any of its Subsidiaries and any significant customer, supplier or other business relationship), event, violation, inaccuracy or circumstance the effect of which is both material and adverse to the property, business, operations, assets (tangible and intangible), or financial condition of the Company and its subsidiaries, taken as a whole; provided, that, “Material Adverse Effect” shall not include changes in business or economic conditions affecting the U.S. economy or the Company’s industry generally; changes in stock markets, credit markets, Tax rates or new Taxes, interest rates, exchange rates or other matters affecting the economy generally; the enactment or implementation of any new Law or the execution and delivery of this Agreement (including any announcement relating to this Agreement or the fact that the Buying Group is acquiring the Company).
          “Merger” shall mean the merger of Merger Sub with and into the Company described in Article II of this Agreement.
          “Merger Price” shall mean the sum of $250,000,000 minus the Estimated Plan Termination Costs and the Estimated Severance Costs (it being understood that such Merger Price is a fixed amount and shall not be increased as a result of share issuances or conversions, option or warrant exercises, or similar events).
          “Merger Sub Common Stock” shall mean the 1,000 authorized shares of Merger Sub’s common stock, $0.01 par value.
          “Ordinary Course of Business” whether or not such phrase is capitalized, an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group or Persons exercising similar authority).
          “Party” shall mean the Company, Parent and Merger Sub, collectively, the “Parties”.
          “Per Share Escrow Amount” shall mean an amount equal to (A) the aggregate amount distributed to the Company Representative pursuant to the terms of the Escrow Agreement divided by (B) the sum of the Shares Outstanding, plus the aggregate number of shares issuable under Options outstanding immediately prior to the Effective Time.
          “Per Share Working Capital Excess” shall mean an amount equal to: (A) the Adjustment Excess, if any, plus that portion of the Adjustment Amount, if any, to be paid to the Company Securityholders in accordance with Section 2.8 divided by (B) the sum of the Shares Outstanding, plus the aggregate number of Shares issuable under Options outstanding immediately prior to the Effective Time.
          “Permit” shall mean any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.
          “Person” shall mean a natural person, corporation, limited liability company, trust, partnership, government entity, agency or branch or department thereof, or any other legal entity.
          “Plan of Merger” shall mean the Plan of Merger in substantially the form of Exhibit A to the Articles of Merger.
          “Plan Stock Price” shall mean an amount equal to (A) the sum of the Merger Price plus the aggregate amount of the applicable exercise price under all Options plus the Estimated Excess Cash Amount minus (B) the sum of the Adjustment Amount, the Transaction Expenses that remain unpaid at Closing and the Indebtedness for Borrowed Money that remains unpaid at Closing divided by (C) the sum of the Shares Outstanding, plus the aggregate number of shares of Common Stock issuable under Options outstanding immediately prior to the Effective Time.
          “Preferred Stock” shall mean the 250,000 authorized shares of the Company’s Preferred Stock, $0.01 par value.
          “Regulatory Authority” shall mean any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective subsidiaries.
          “Series A Preferred Stock” shall mean the 70,000 shares of Preferred Stock designated as Series A Redeemable Convertible Preferred Stock.
          “Severance Costs” means all severance, change of control, retention or similar payments (including, without limitation, the acceleration of the time of payment of or the vesting or triggering of any payment or funding (through a grantor trust or otherwise) of compensation or benefits (except with respect to the acceleration and/or payment with respect to the Options under Section 2.6(b)), or the increase of the amount payable or the triggering of any other payment or other obligation (including without limitation deferred compensation payments) under or pursuant to any plan or arrangement providing for compensation or benefits) which any director, officer or employee of the Company or any Subsidiary could be entitled to as a direct or indirect result of the transactions contemplated hereby (either alone or together with any other event) whether arising before or after the Closing or whether contingent on continued employment or not, in each case only to the extent such payments are by their terms payable in cash or cash equivalents.
          “Shares Outstanding” shall mean the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including the Earn Out Shares to be issued pursuant to Section 5.2(d) hereof) plus the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (including the accrued pay-in-kind dividends on the Preferred Stock) outstanding immediately prior to the Effective Time.
          “Surviving Corporation” shall mean the Company as the survivor of the Merger.
          “Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law or otherwise.
          “Tax Return” shall mean any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party or its subsidiaries.
          “Third Party Claim” shall mean a legal proceeding, action, claim or demand instituted by any third Person.
          “Transaction Expenses” shall mean the amount representing all fees and expenses incurred by the Company in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of counsel, investment bankers, brokers, accountants and other experts, the amount payable to the Company Representative as provided in Section 5.9(h), the portion of the fees with respect to filings under the HSR Act payable by the Company as provided in Section 5.3, and one-half (1/2) of the fees of the Escrow Agent under the Escrow Agreement. Transaction Expenses will be evidenced by invoices delivered to the Company on or prior to the Closing Date. For the avoidance of doubt, Transaction Expenses shall not include payroll taxes payable by the Company with respect to compensation attributable to the exercise of Options.
          “Working Capital Amount” shall mean, as of any date of determination and without giving effect to the transactions contemplated by this Agreement, the amount that is equal to the difference between (x) the sum of the following current assets of the Company as of such date of determination: trade accounts receivable, vendor accounts receivable, inventory, current deferred income tax (excluding any current or deferred tax asset arising out of the payment for the Options as provide in Section 2.6(b)), and other current assets (excluding fair market value of any interest rate swaps) and (y) the sum of the following current liabilities of the Company as of such date of determination: accounts payable (including outstanding checks not yet presented for payment), current income tax liabilities, current deferred tax liabilities and other current liabilities (excluding Transaction Expenses paid prior to or at Closing, the current portion of long-term debt and accrued interest and excluding the liability for payment of withholding and other payroll taxes relating to the payment for the Options as provided in Section 2.6(b), and any liability for transfer taxes pursuant to Section 2.8(d)). Any determination of Working Capital Amount shall not give effect to the consummation of the transactions provided for herein.
          “Other Terms” The following terms shall have the meaning set forth in the Sections of this Agreement listed on the following table:

Term	Page
ABCA	14
Actual Closing Date Working Capital
Amount	20
Adjustment Deficit	21
Adjustment Excess	21
Benefit Plans	28
Business	5
CERCLA	7
CGW	43
Closing Date	14
Closing Date Balance Sheet	19
Closing Date Excess Cash Amount	19
Closing Date Review	19
Closing Date Working Capital
Amount	19
Company	5
Company Representative	40
Constituent Corporations	5
Cut-Off Date	47
DGCL	14
Dissenting Shares	15
Environmental Permits	29
Final Excess Cash Amount	20
Firm	20
Identified Environmental Conditions	43
Indebtedness for Borrowed Money	19
LADD Earn Out Agreement	7
License	27
Material Contracts	26
Merger Sub	5
Negotiation Period	50
Objection Notice	19
Option	16
Parent	5
Per Share Merger Consideration	15
Plan	14
RCRA	7
Remediation Amount	43
Significant Shareholders	5
Stock Plan	16
Subsidiaries	22
Surviving Corporation Common
Stock	15
Threshold Amount	49
ARTICLE II
THE MERGER; CLOSING BALANCE SHEET
     2.1 The Merger. This Agreement provides for the merger of Merger Sub with and into the Company, whereby it is contemplated that each outstanding share of Merger Sub Common Stock will be converted into one share of the Common Stock, and each outstanding share of the Common Stock and the Preferred Stock will be converted into cash as provided in this Agreement. On and subject to the terms and conditions of this Agreement, as of the Effective Time, Merger Sub will be merged with and into the Company, which shall continue to be governed by the Laws of the State of Arkansas, and the separate existence of Merger Sub shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in, the Delaware General Corporation Law (the “DGCL”) and the Arkansas Business Corporation Act (“ABCA”).
     2.2 The Closing. The Parties intend that the Closing shall take place on the later of (i) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing itself) and September 30, 2005, or such other time and date as the Parties may mutually determine (the “Closing Date”).
     2.3 Actions at Closing.
     At the Closing, (i) the Company will deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Article VI of this Agreement, (ii) Parent and Merger Sub will deliver to the Company the various certificates, instruments and documents referred to in Article VII of this Agreement and (iii) the Articles of Merger shall be executed and acknowledged by each of Merger Sub and the Company and the Articles of Merger filed with the Secretary of State of the State of Arkansas and filed with the Secretary of State of the State of Delaware.
     2.4 Effect of Merger.
          (a) General. The Merger shall become effective at the Effective Time. The Merger shall have the effect set forth in the DGCL and the ABCA. At the Effective Time, the identity, existence, rights, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the Merger; the separate corporate existence of Merger Sub shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations; and the Surviving Corporation shall be subject to all of the debts and liabilities of the Constituent Corporations as if the Surviving Corporation had itself incurred them. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.
          (b) Articles of Incorporation; Bylaws. The Articles of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until amended in accordance with their respective terms and as provided by applicable Law.
          (c) Directors and Officers. The directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).
     2.5 Conversion of Stock; Procedure for Payment.
          (a) Common Stock of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Stock or Preferred Stock, the Company or Merger Sub, (i) each share of Common Stock held by Carlton-Bates Company 401(k) and Profit Sharing Plan (the “Plan”) that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive in cash an amount equal to (A) the Plan Stock Price plus (B) the Per Share Working

Capital Excess, if any, to be paid in accordance with Section 2.8 and (ii) all other shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time (including all Earn Out Shares issued pursuant to Section 5.2(d) hereof and all accrued pay-in-kind dividends on the Preferred Stock, but other than (A) Dissenting Shares, and (B) those shares of Common Stock and Preferred Stock to be canceled pursuant to Section 2.5(b)) shall be canceled and extinguished and converted into the right to receive in cash an amount equal to (A) the Common Stock Price, plus (B) subject to Article VIII, the right to receive the Per Share Escrow Amount, if any, to be paid if and when released in accordance with the Escrow Agreement, plus (C) the Per Share Working Capital Excess, if any, to be paid in accordance with Section 2.8, in each case without interest or dividends thereon and less any applicable withholding of taxes (such amount hereinafter referred to as the “Per Share Merger Consideration”). All such Common Stock and Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Stock or Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence. For example purposes only, Schedule II sets forth an example calculation of the Plan Stock Price and Per Share Merger Consideration assuming for purposes of such calculation certain values for the line items reflected thereon.
          (b) Cancellation of Certain Common Stock and Preferred Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Stock or Preferred Stock, the Company or Merger Sub, each share of Common Stock and Preferred Stock that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Capital Stock of Merger Sub. As of the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who timely delivers to the Company such holder’s notice of intent to demand payment for such holder’s shares if the Merger is effected, thereafter does not vote in favor of the Merger or consent thereto in writing and who otherwise properly demands appraisal for such Common Stock or Preferred Stock in accordance with the ABCA (“Dissenting Shares”) shall not be converted into a right to receive the Per Share Merger Consideration at the Effective Time in accordance with Section 2.5(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Laws of the State of Arkansas, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the ABCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Per Share Merger Consideration in accordance with Section 2.5(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Stock, withdrawals of such demands and any other instruments served pursuant to the ABCA and received by the Company, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not make any payment with respect to, or settle or offer to settle, any such demands, except with the prior written consent of Merger Sub, such consent not to be unreasonably withheld or delayed.
     2.6 Options; Stock Plans.
          (a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Stock, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any Subsidiary or any other Person, whether under any stock option plan or otherwise where the exercise price immediately prior to the Effective Time is less than the Common Stock Price (including, without limitation, under the Carlton-Bates Company 2001 Stock Incentive Plan, as amended (the “Stock Plan”)).
          (b) Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted resolutions, and the Company hereby agrees to take all other actions necessary so that (i) immediately prior to the Effective Time, each outstanding Option granted under the Stock Plan or otherwise held by those holders of record listed in Section 2.6(b) of the Disclosure Schedule under the heading “Options” shall become immediately vested and exercisable in full, and (ii) at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plan or otherwise under which such Options were granted as applicable. In consideration of such cancellation, each holder of an Option canceled in accordance with this Section 2.6(b) who shall execute and deliver to the Company, at or prior to the Effective Time, an Option Cancellation Agreement substantially in the form of Exhibit F will be entitled to receive in settlement of such Option:
               (i) immediately following the Effective Time, a cash payment, subject to any required withholding of taxes, equal to the product of (A) the total number of shares of Common Stock otherwise issuable upon exercise of such Option and (B) (I) the Common Stock Price less (II) the applicable exercise price per share of Common Stock otherwise issuable upon exercise of such Option,
               (ii) if and when distributed, an amount equal to the product of (C) the sum of the Per Share Working Capital Excess, if any, and (D) the total number of shares of Common Stock otherwise issuable upon exercise of such Option; and

               (iii) if and when distributed, an amount equal to the product of (C) the sum of the Per Share Escrow Amount, if any, and (D) the total number of shares of Common Stock otherwise issuable upon exercise of such Option.
          (c) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the relevant Stock Plan amending or waiving relevant agreements providing for vesting conditions on Common Stock or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.6. The Company will take all steps necessary: (i) to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof (except for cash payments to be made as provided in this Section), (ii) to cause such Options and any other options, warrants, rights or agreements which would entitle any Person to acquire any capital stock of the Surviving Corporation or any of its Subsidiaries or to receive any payment in respect thereof to be canceled or cause the holders of the Options or such other options, warrants, rights or agreements to agree to such cancellation thereof as provided herein, and (iii) to cause the Company to claim federal and state income tax deductions for the payments to holders of Options in accordance with Section 2.6(b) hereof so that any tax benefits accruing therefrom will be for the account of the Surviving Corporation.
          (d) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company, the Stock Plan and other stock option plans of the Company shall terminate effective as of the Effective Time and no participant in the Stock Plan shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, or any subsidiary of any of the foregoing.
     2.7 Payments.
          (a) Deposit with Escrow Agent. At Closing, Parent and Merger Sub shall deposit with the Escrow Agent by wire transfer of immediately available funds, the Escrow Deposit, to be held by the Escrow Agent. The Escrow Deposit shall be subject to the claims of indemnification of the Surviving Corporation to the extent and in the manner provided in the applicable provisions of Article VIII hereof and in the Escrow Agreement and to payment to the Surviving Corporation or as provided in Section 2.8 hereof and in the Escrow Agreement in accordance with the Escrow Agreement. The Escrow Deposit shall not constitute part of the consideration received by the Company Securityholders in respect of their Common Stock, Preferred Stock or Options, as applicable, unless and until received by the Company Securityholders, and until so received shall be deemed to be consideration that is contingent.
          (b) Payment for Shares.
               (i) Immediately following the Effective Time, the Surviving Corporation shall mail or deliver to each record holder of certificates that immediately prior to the Effective Time represented either Common Stock or Preferred Stock (A) a notice of the effectiveness of the Merger, (B) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and good title (subject to no Liens) to the certificates shall pass, only upon proper delivery of the certificates to the Surviving Corporation, and (C) instructions for use in surrendering such certificates and receiving the Common Stock Price in respect thereof.

               (ii) Upon surrender to the Surviving Corporation of a certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to promptly receive, in exchange therefor (other than Common Stock or Preferred Stock to be canceled pursuant to Section 2.5(b)), cash in an amount equal to the product of (A) the number of shares of Common Stock or Preferred Stock formerly represented by such certificate and (B) the Common Stock Price, which amounts shall be paid by the Surviving Corporation by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the certificate surrendered is registered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a Person other than the registered holder of the certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.7(b)(ii), each certificate (other than certificates representing Dissenting Shares or Common Stock or Preferred Stock to be canceled pursuant to Section 2.5(b)) shall represent, for all purposes (other than Common Stock or Preferred Stock to be canceled pursuant to Section 2.5(b)), only the right to receive the Per Share Merger Consideration.
               (iii) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.
               (iv) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such certificate) claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.
               (v) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock, Preferred Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (c) Transaction Expenses; Repayment of Indebtedness. From the date hereof through the Closing, the Company shall be entitled to utilize any and all available cash of the Company (i) to pay the Transaction Expenses and (ii) to repay outstanding indebtedness owed by the Company for borrowed money, including, without limitation, capitalized lease financings, any interest rate hedging obligations to the extent such obligations are “out-of-the-money,” and any breakage fees or other costs and expenses in connection with any such repayment (the “Indebtedness for Borrowed Money”). On the day prior to Closing, the Company shall deliver to the Buying Group a schedule setting forth all unpaid Transaction Expenses and unpaid Indebtedness for Borrowed Money, and at Closing, the Company shall pay all then unpaid Transaction Expenses and all then unpaid Indebtedness for Borrowed Money. The Company shall use the funds provided by the Buying Group upon payment of the Merger Price to make such payments. In addition, the Company shall obtain a release on or prior to the Closing of all Liens securing any such Indebtedness for Borrowed Money and shall terminate the related financing arrangements. The Company Securityholders shall be responsible for any Transaction Expenses that are invoiced post-Closing, with payment to be made from funds retained pursuant to Section 5.9(h).
     2.8 Working Capital Adjustments.
          (a) Baseline Working Capital Amount. The “Baseline Working Capital Amount” shall mean the average of the Working Capital Amount for the three months ended immediately preceding the Closing (including the month in which the Closing occurs if the Closing Date is the last day of a calendar month).
          (b) Post-Closing Determination. Within ninety (90) calendar days after the Closing Date, the Surviving Corporation will conduct a review (the “Closing Date Review”) of (i) the Working Capital Amount as of the Closing Date but prior to the consummation of the transactions provided for herein (the “Closing Date Working Capital Amount”) and (ii) the Excess Cash Amount as of the close of business on the Business Day immediately prior to the Closing Date less cash used to satisfy payments that were made by the Company at Closing in accordance with Section 2.7(c) (the “Closing Date Excess Cash Amount”), and will prepare and deliver to the Company Representative a balance sheet (the “Closing Date Balance Sheet”) and a computation of the Closing Date Working Capital Amount and the Closing Date Excess Cash Amount. Such Closing Date Balance Sheet shall be prepared in the same manner as the Reference Balance Sheet and, with respect to inventory, shall be based on a physical count of the inventory of the Surviving Corporation and its Subsidiaries. The Surviving Corporation will make available to the Company Representative all records and work papers used in preparing the Closing Date Balance Sheet. If the Company Representative disagrees with the computation of the Closing Date Working Capital Amount, the Closing Date Excess Cash Amount or the items reflected on the Closing Date Balance Sheet, the Company Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a notice (an “Objection Notice”) on behalf of the Company Securityholders to the Surviving Corporation setting forth the Company Representative’s calculation of the Closing Date Working Capital Amount as of the Closing Date and, if also disputed, the Closing Date Excess Cash Amount. If the Company Representative does not deliver an Objection Notice within such thirty (30) calendar day period, then the Closing Date Working Capital Amount and the Closing Date Excess Cash Amount shall be deemed to be finally determined. If the Company Representative timely delivers an Objection Notice to the Surviving Corporation, the Company Representative

and the Surviving Corporation will use reasonable efforts to resolve any disagreement as to the computation of the Closing Date Working Capital Amount and/or the Closing Date Excess Cash Amount as soon as practicable, but if they can not reach a final resolution within thirty (30) calendar days after the Surviving Corporation has received the Objection Notice, the Surviving Corporation and the Company Representative on behalf of the Company Shareholders will jointly retain an independent accounting firm of recognized national standing (the “Firm”) to resolve their disagreement. If the Surviving Corporation and the Company Representative are unable to agree on the choice of the Firm, then the Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by the Surviving Corporation and one firm designated by the Company Representative). The Surviving Corporation and the Company Representative will direct the Firm to render a determination within thirty (30) calendar days of its retention and the Surviving Corporation and the Company Representative and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Closing Date Balance Sheet or the calculation of the Closing Date Excess Cash Amount set forth in the Objection Notice which the Surviving Corporation and the Company Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination will be based on such review as the Firm deems necessary to make its determination, and on the definition of the Closing Date Working Capital Amount and/or the Closing Date Excess Cash Amount included herein. The determination of the Closing Date Working Capital Amount and/or the Closing Date Excess Cash Amount by the Firm will be conclusive and binding upon the Surviving Corporation and the Company Securityholders. The Surviving Corporation and the Company Securityholders shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party with the portion of such costs and expenses payable by the Company Securityholders being deducted from that portion, if any, of the Adjustment Amount to be released to the Company Securityholders (it being understood that in no event shall the Surviving Corporation be obligated to pay any portion of the costs and expenses of the Firm attributable to the Company Securityholders and that in no event shall the costs and expenses of the Firm attributable to the Company Securityholders be paid from the Claims Amount (unless the requirements of Section 2.8(c)(iii) below shall have been met), or any portion of the Adjustment Amount to be paid to the Surviving Corporation). The Closing Date Working Capital Amount, as finally determined pursuant to this Section 2.8(b), is referred to herein as the “Actual Closing Date Working Capital Amount,” and the Closing Date Excess Cash Amount as finally determined pursuant to this Section 2.8(b) is referred to herein as the “Final Excess Cash Amount.”
          (c) Payment of Working Capital Adjustments.
               (i) Payment by the Surviving Corporation. If the sum of the Actual Closing Date Working Capital Amount and the Final Excess Cash Amount exceeds the sum of the Baseline Working Capital Amount and the Estimated Excess Cash Amount, the Surviving Corporation shall, within five (5) Business Days after the determination thereof, pay to the Company Representative, for distribution to the Company Securityholders as hereinafter provided, an amount equal to the amount by which (A) the sum of the Actual Closing Date Working Capital Amount and the Final Excess Cash Amount exceeds (B) the sum of the Baseline Working Capital Amount and the Estimated Excess Cash Amount (the “Adjustment

Excess”). Such payment shall be made by the Surviving Corporation to the Company Representative in cash, by cashier’s or certified check, or by wire transfer of immediately available funds in United States Dollars to an account designated by the Company Representative, and upon such payment, the Surviving Corporation shall have no further obligation with respect to the payment of the Adjustment Excess to the Company Securityholders. At the time of such payment, the Surviving Corporation and the Company Representative shall also jointly instruct the Escrow Agent to pay to the Company Representative the entire Adjustment Amount, together with all interest earned thereon as provided in the Escrow Agreement.
               (ii) Payment by the Company Securityholders. If the sum of the Actual Closing Date Working Capital Amount and the Final Excess Cash Amount is less than the sum of the Baseline Working Capital Amount and the Estimated Excess Cash Amount, the Surviving Corporation and the Company Representative shall jointly instruct the Escrow Agent to pay (a) to the Surviving Corporation, from the Adjustment Amount, an aggregate amount equal to the amount by which (I) the sum of the Baseline Working Capital Amount and the Final Excess Cash Amount exceeds (II) the sum of the Actual Closing Date Working Capital Amount and the Estimated Excess Cash Amount (the “Adjustment Deficit”), and (b) to the Company Representative, the remainder, if any, of the Adjustment Amount. In the event the sum of the Adjustment Deficit exceeds the Adjustment Amount, the Surviving Corporation and the Company Representative shall jointly instruct the Escrow Agent to pay such excess from the Escrow Deposit. Such payments will be made in cash, by cashier’s or certified check, or by wire transfer of immediately available funds in United States Dollars (x) if to the Surviving Corporation, to an account designated by the Surviving Corporation, and (y) if to the Company Representative, to an account designated by the Company Representative.
               (iii) Payment Pending Resolution of Dispute. If, pursuant to Section 2.8(b) above, a dispute exists as to the final determination of the Actual Closing Date Working Capital Amount or the Final Excess Cash Amount, the Surviving Corporation and the Company Securityholders shall promptly pay to the other (or cause to be paid from the Escrow Deposit in the case of the Company Securityholders), as appropriate in accordance with Sections 2.8(c)(i) and 2.8(c)(ii), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 2.8(b).
               (iv) Upon receipt of any payments as provided in subparagraphs (c)(i) or (c)(ii) above, the Company Representative shall distribute to the Company Securityholders their respective portion of such payments based on the percentages set forth opposite each Company Shareholder’s and Company Optionholder’s name on Schedule I attached hereto. Such payment shall be made by wire transfer to the account which the Company Securityholder has designated in writing to the Company Representative.
          (d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar transaction taxes and fees (including any penalties and interest) if any, imposed solely and directly by reason of the transactions contemplated by this Agreement shall be paid by the Company Shareholders when due, and the Company Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other similar taxes and fees, and, if, required by applicable Law, the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     All representations and warranties of the Company are made subject to the exceptions that are noted on the Disclosure Schedule. Subject to the foregoing, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization and Authority.
          (a) The Company is a corporation validly existing and in active status under the Laws of the State of Arkansas. Section 3.1 of the Disclosure Schedules lists all direct and indirect subsidiaries of the Company (the “Subsidiaries”) and Investments and in each case the Company’s percentage ownership thereof. Each Subsidiary is a legal entity validly existing and in active status under the Laws of its jurisdiction of organization which is set forth in Section 3.1 of the Disclosure Schedule. Each of the Company and the Subsidiaries and, to the Knowledge of the Company, each of the Investments is duly qualified to conduct business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect. Any states or other jurisdictions other than Arkansas in which the Company or any Subsidiary of the Company is licensed or qualified to do business are listed in Section 3.1 of the Disclosure Schedule.
          (b) Each of the Company, its Subsidiaries and its Investments has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.
     3.2 Capitalization. Section 3.2 of the Disclosure Schedule sets forth: (i) the authorized capital stock of the Company; (ii) the names of the Company Shareholders; (iii) the number of shares of capital stock of the Company owned by each Company Shareholder as of the date hereof and to be owned at Closing; and (iv) the number of shares of Common Stock issuable upon exercise of outstanding Options (both vested and unvested). All of the outstanding shares of the Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. Except as otherwise described in Section 3.2 of the Disclosure Schedule, the outstanding shares of Common Stock and Preferred Stock are owned by the Company Shareholders free and clear of all Liens. Except for this Agreement and as set forth in Section 3.2 of the Disclosure Schedule, no shares of capital stock of, or other ownership interest in, the Company are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock of the Company pursuant to which the Company is or may become obligated to issue or exchange any shares of its capital stock.
     3.3 Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company Shareholders and the Board of Directors of the Company. No further act or proceeding on the part of the Company or the Company Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company pursuant hereto will constitute, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
     3.4 No Violation.
          (a) Except as set forth in Section 3.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (x) cause a breach or violation of or default, under any provision of: (i) its Articles of Incorporation or Bylaws; (ii) any Material Contract to which either the Company or any Subsidiary is a party or by which either the Company or any Subsidiary may be bound (except for any breach or violation that would not have a Material Adverse Effect); (iii) any decree, order, injunction or other decision of any court, arbitrator or Governmental Authority to which the Company or any Subsidiary is subject; or (y) result in the creation of any Lien upon the Common Stock, Preferred Stock or the assets of the Company or any Subsidiary.
          (b) Section 3.4(b) of the Disclosure Schedule lists all Consents necessary or appropriate for the consummation of the transactions contemplated hereby, including, without limitation, any consent necessary to cure a breach or violation of a Material Contract identified on Schedule 3.4(a).
     3.5 Governmental Party Consents. Except for the expiration of the applicable waiting period under the HSR Act and as set forth in Section 3.5 of the Disclosure Schedule, no approval, authorization, notice, consent or other action by or filing with any governmental body or agency is required for the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
     3.6 Financial Statements. Section 3.6 of the Disclosure Schedule contains complete and accurate copies of the Financial Statements. Except as set forth in Section 3.6 of the Disclosure Schedule, all of such Financial Statements (a) have been prepared in accordance with the books and records regularly maintained by the Company, (b) fairly present the financial condition and results of operations of the Company and its Subsidiaries and (c) were prepared in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end and audit adjustments and any other adjustments described therein and to the absence of footnotes thereto. The Company has no liabilities of the type required by GAAP to be reflected on a balance sheet (including unknown or contingent liabilities that, if known or liquidated would be required to be so reflected) that are not fully reflected in the Interim Financial Statements other than liabilities incurred in the Ordinary Course of Business since the date of the Interim Financial Statements, none of which, either individually or in the aggregate, are material in amount and liabilities disclosed in the Disclosure Schedule. Except for normal year-end adjustments, none of which individually or in the aggregate are material, the Company has not received any advice or notification from any certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records of the Company, any properties, assets, liabilities, revenues or expenses. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions, assets and liabilities of the Company. The Company maintains an adequate and effective internal control structure and procedure for financial reporting purposes.
     3.7 Tax Matters. Except as set forth in Section 3.7 of the Disclosure Schedule:
          (a) The Company and each Subsidiary has filed all Tax Returns required to be filed by it and all such returns are complete and accurate in all material respects. The Company and each Subsidiary has paid or made adequate provision for the payment of all Taxes owed, whether or not shown as due on such Tax Returns. At Closing, the Company shall have recorded on its financial statements an amount with respect to Taxes for the current fiscal year that is adequate to satisfy all such liabilities. No Tax Return filed by the Company or any Subsidiary has been audited by any federal, state or local governmental agency. In the last five (5) years no claim has been made by an authority in a jurisdiction where either the Company or any Subsidiary has transacted business or owned or used property and has not and does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the nature of the Company’s or any Subsidiary’s business nor the ownership or use of its properties requires the Company or any Subsidiary to file Tax Returns in any jurisdiction where the Company does not currently file such returns.
          (b) The Company has not, in the last five (5) years, received from the Internal Revenue Service or any state or local Taxing authority any written notice of underpayment of Taxes, notice of deficiency or assessment of additional Taxes which has not been paid, and there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Taxing authority in writing to the Company or (ii) to the Company’s Knowledge. The Company has not entered into an agreement or granted any waiver extending the statute of limitations with respect to any Tax Return. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There is no pending audit by the Internal Revenue Service or any state or local Taxing authority with respect to any Tax Return.
          (c) Neither the Company nor any Subsidiary has granted a power of attorney with respect to any Tax matter that is currently outstanding and in effect.
          (d) Neither the Company nor any Subsidiary has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return.
          (e) Neither the Company nor any Subsidiary is a party to any Tax allocation or Tax sharing agreement.
     3.8 Absence of Certain Changes. Except as set forth in Section 3.8 of the Disclosure Schedule, since June 30, 2005, neither the Company, nor any Subsidiary, as applicable, has: (a) experienced any change (including, without limitation, any change in the relationship between the Company or any of its subsidiaries and any significant customer, supplier or other business relationship) in the business, financial position, or results of operations that has had or could reasonably be expected to have a Material Adverse Effect; (b) made any declaration, payment or setting aside of the payment of any dividend or distribution in respect of the Common Stock other than as set forth in Section 3.8 of the Disclosure Schedule or any redemption, purchase or other acquisition of any Common Stock; (c) permitted, allowed or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien; (d) written down or written up the value of any inventory, except for writedowns and writeups in the Ordinary Course of Business consistent with past practice; (e) canceled any debts or waived any claims or rights in excess of $25,000 individually or $100,000 in the aggregate; (f) made any material capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement which emergency repairs or replacements were not in the Ordinary Course of Business; (g) incurred any indebtedness other than in the Ordinary Course of Business under existing credit facilities; (h) except for salaries and benefits paid or provided in the Ordinary Course of Business, paid, loaned, distributed, or advanced any amounts to, sold, transferred or leased any properties or assets to, purchased, leased, licensed or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with any Company Shareholder or affiliate of a Company Shareholder, except as set forth in Section 3.8 of the Disclosure Schedule; (i) granted or incurred any obligation for any increase in the compensation or benefits of any officer or employee of the Company (including any increase pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment or severance arrangement) except for raises to non-director or non-officer employees in the Ordinary Course of Business consistent with past practice; (j) made any material change in any method of accounting or accounting principle, practice or policy; (k) suffered any casualty or loss or damage in excess of $75,000 in the aggregate (whether or not insured against); or (l) taken any other material action that is not in the Ordinary Course of Business and consistent with past practice or as provided for in this Agreement.
     3.9 Assets.
          (a) Except as set forth in Section 3.9 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to all of its assets and properties free and clear of all Liens.
          (b) Except as set forth in Section 3.9 of the Disclosure Schedule, all of the tangible property of the Company and the Subsidiaries, taken as a whole, is in good operating condition and repair, subject to normal wear and tear, and is usable in the Ordinary Course of Business and is sufficient to conduct the Business as presently conducted
     3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no action, suit, arbitration, proceeding or claim, whether civil, criminal or administrative, pending, or to the Company’s Knowledge, threatened against the Company or any Subsidiary. To the Company’s Knowledge, no investigation of the Company, any Subsidiary or their respective businesses is pending or threatened by any Governmental Authority.
     3.11 Compliance With Laws.
          (a) Compliance. Each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws. The Company is not subject to any order issued by any court or Regulatory Authority which has had or may result in a Material Adverse Effect.
          (b) Licenses and Permits. Each of the Company and the Subsidiaries has all governmental licenses, permits, approvals, authorizations and consents and all certifications required for the conduct of the Business (as presently conducted) and operation of the facilities used in the Business other than licenses, permits, approvals, authorizations, consents or certifications that if not obtained would not have a Material Adverse Effect. All such licenses, permits, approvals, authorizations, consents and certifications are described in Section 3.11(b) of the Disclosure Schedule and are in full force and effect. Each of the Company and the Subsidiaries is and has been in compliance with all such permits, licenses, approvals, authorizations, consents and certifications, except to the extent that noncompliance would not have a Material Adverse Effect.
          (c) Certain Payments. In the preceding five (5) years, no director, officer, agent, or employee of the Company or its Subsidiaries, or any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Law, or (b) established or maintained any fund or asset with funds or other property of the Company or any Subsidiary that has not been recorded in the books and records of the Company or any such Subsidiary.
     3.12 Material Contracts and Commitments.
          (a) Section 3.12 of the Disclosure Schedule sets forth a complete list, indicating the parties thereto, of each written contract or binding agreement to which any of the Company or the Subsidiaries is a party (the “Material Contracts”) that constitute:
               (i) a lease of personal property involving annual consideration in excess of $25,000 or with respect to which the annual consideration in the year ending December 31, 2004 was in excess of $25,000;
               (ii) a real property lease;
               (iii) an agreement, other than agreements with the parties set forth in Section 3.12(e) or (f) of the Disclosure Schedule, involving payment or other obligations of more than $50,000 in the aggregate that is not cancelable with less than twelve (12) months’ notice.
               (iv) a labor union contract;
               (v) a loan agreement, promissory note, letter of credit, or other evidence of indebtedness (other than advances to Company Employees in the Ordinary Course of Business) whether as a signatory, guarantor or otherwise;
               (vi) an agreement of the Company or any Subsidiary not to compete in any business or geographic area;
               (vii) an agreement with a shareholder, officer or director of the Company;
               (viii) an agreement with any Company Employee or consultant providing for annual compensation in excess of $100,000;
               (ix) a joint venture or similar agreement;

               (x) a power of attorney;
               (xi) a license to use Intellectual Property owned by any third Person and used in the Business (other than “shrink-wrap” software licenses) (a “License”);
               (xii) a commitment to make a capital expenditure not part of the capital expenditure budget of the Company attached as Section 3.12(a)(xii) of the Disclosure Schedule;
               (xiii) any other agreement which was not entered into in the Ordinary Course of Business and which is material to the Business; or
               (xiv) a distribution agreement providing for annual volume in excess of $1,000,000.
          (b) The Company has made available to Parent true, correct and complete copies of the written Material Contracts. Section 3.12 of the Disclosure Schedule also indicates which of the Material Contracts will be terminated on or before Closing.
          (c) All of the Material Contracts are valid, binding and enforceable obligations of the Company or Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto. Neither the Company nor any Subsidiary, as applicable, nor, to the Company’s Knowledge, any other party is in breach or violation of, or default under, any provision of any Material Contract except for a breach, violation or default that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary, as applicable, nor any other party has repudiated or waived any material provision of any Material Contract. To the Company’s Knowledge, assuming that all applicable Consents have been obtained, no circumstances exist that would give rise to a right of rescission, termination, revision or amendment of any Material Contract by any party thereto.
          (d) The Company is not a party to any oral contract or agreement of the type described in Section 3.12(a) above.
          (e) A list of all parties who either paid the Company or were billed by the Company more than $50,000 in the year ending September 30, 2004 is set forth in Section 3.12(e) of the Disclosure Schedule.
          (f) A list of all parties to whom the Company paid more than $50,000 in the year ending September 30, 2004 is set forth in Section 3.12(f) of the Disclosure Schedule.
     3.13 Labor Matters. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company is not a party to any labor agreement with respect to its employees with any labor union. In the last five years, the Company has not experienced any work stoppage due to labor disagreements. Except to the extent set forth in Section 3.13 of the Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws respecting employment practices; terms and conditions of employment and wages and hours; (b) the Company is not engaged in any unfair labor practice; (c) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any similar state agency; and (d) there are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment

Opportunity Commission or any other government entity. Except as disclosed in Section 3.13 of the Disclosure Schedule there are no severance, change of control, retention or similar payments which any directors, officers or employees of the Company or any Subsidiary could be entitled to as a result of the transactions contemplated hereby (either alone or together with any other event), whether arising before or after Closing or whether contingent upon continued employment or not. The consummation of the transactions contemplated hereby will not (either alone or together with any other event) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other material obligation under or pursuant to any plan or arrangement providing for compensation or benefits to any employees of the Company or any Subsidiary for which the Surviving Corporation or any other member of the Buying Group will be liable upon or following the Closing.
     3.14 Employee Benefit Plans.
          (a) Section 3.14 of the Disclosure Schedule sets forth a correct and complete list of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other employee programs, arrangements, agreements, or payroll practices, whether formal or informal, qualified or nonqualified, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, any “employee benefit plans” as that term is defined in Section 3(3) of ERISA, providing benefits to any of the current or former employees of the Company, or an ERISA Affiliate, and/or their dependents (collectively, the “Benefit Plans”).
          (b) Except as disclosed in Section 3.14 of the Disclosure Schedule, all the Benefit Plans and the related trusts subject to ERISA comply in all material respects with and have been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a), and (iii) all other applicable Laws, and the Company has not received any written notice from any Governmental Authority questioning or challenging such compliance. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and, except as set forth in section 3.14 of the Disclosure Schedule, there are no known facts or other circumstances that exist that would result in the loss of such qualification or favorable tax treatment.
          (c) To the Knowledge of the Company, except as disclosed in Section 3.14 of the Disclosure Schedule, there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course, and no litigation has been commenced with respect to any Benefit Plan.
          (d) All contributions with respect to a Benefit Plan that is subject to Code Section 412 or ERISA Section 302 have or will be timely made and there is no Lien under Code Section 412(n). No “prohibited transaction” (as defined in ERISA Section 406) or “reportable event” (as defined in ERISA 4043) has occurred with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). No Benefit Plan has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company at any time contributed to or been obligated to contribute to a Multiple Employer Plan.
          (e) Except for the continuation of coverage required under Section 4980(B) of the Code or by applicable state Law or as disclosed on Section 3.14 of the disclosure Schedule, no Benefit Plan provides life, health, medical or other welfare benefits to former employees, beneficiaries, or dependents thereof and the Company has no current or projected liability for post employment health, medical, or life insurance benefits for retired, former or current employees.
     3.15 Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule:
          (a) The Company and its Subsidiaries have obtained all Permits (“Environmental Permits”) that are required in connection with the operation of the Business under Environmental Laws;
          (b) The Company and its Subsidiaries are and at all times during the past five (5) years have been (i) in material compliance with all terms and conditions of the Environmental Permits, and (ii) in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
          (c) The Company and its Subsidiaries have not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent continued material compliance by the Company and its Subsidiaries with applicable Environmental Laws, or which may give rise to any significant common law or legal liability, or otherwise form the basis of any material claim or proceeding under Environmental Laws, or is based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous substance;
          (d) There are no hazardous substances or underground storage tanks in, on, or under any real property owned or leased by the Company and its Subsidiaries as of the date hereof, except those that are both (i) in material compliance with all applicable Environmental Laws and Environmental Permits and (ii) disclosed on Section 3.15(d) of the Disclosure Schedule;
          (e) To the Knowledge of the Company and its Subsidiaries, there have been and are currently no releases or threatened releases of hazardous substances for which the Company or its Subsidiaries have had or could have any material liability under any applicable Environmental Law at any real property formerly used, owned, operated or leased by the Company or its Subsidiaries;
          (f) To the Knowledge of the Company, there is no Law which requires any disclosure of environmental conditions to any Governmental Authority or to Buying Group, or any deed notice or other filing as a result of the contemplated transaction; and
          (g) The Company and its Subsidiaries have accurately and fully provided to Buying Group, in writing, any and all material information relating to significant environmental conditions in, on, under, from or about any real property presently or formerly owned or leased by the Company and its Subsidiaries as of the date hereof that is contained in files and records of the Company or its Subsidiaries, including but not limited to any reports related to hazardous substances in, on, under, from or about any real property owned or leased by the Company or its Subsidiaries. All such information is listed on Section 3.15(g) of the Disclosure Schedule.
     3.16 Proprietary Rights.
          (a) Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of the Intellectual Property (including any associated license agreements) used in the conduct of the Business. Except as set forth on Section 3.16 of the Disclosure Schedule, the Company owns or has the uncontested right, in each case free from any Lien against the Company, and to the Knowledge of the Company, against any other Person, to use all Intellectual Property necessary for the conduct of the Business as presently conducted or as planned to be conducted.
          (b) No claim is pending or, to the Knowledge of the Company, threatened, and the Company has not received any written notice that the conduct of its Business (including without limitation, its use of any Intellectual Property) infringes upon, misappropriates or conflicts with any rights in Intellectual Property claimed by any third party. No claim is pending or, to the Knowledge of the Company, threatened which alleges that any Intellectual Property owned or licensed by or to the Company or which the Company otherwise has the right to use is invalid or unenforceable by the Company.
          (c) Except as set forth in Section 3.16 of the Disclosure Schedule, no royalties or fees are payable by the Company to anyone for use of the Intellectual Property. Correct and complete copies of all agreements pursuant to which the Company licenses any Intellectual Property have been delivered to Parent. Except as set forth in Section 3.16 of the Disclosure Schedule, all such agreements are in full force and effect, and, to the Knowledge of the Company, there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time, or both, would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement.
     3.17 Property.
          (a) Neither the Company nor any Subsidiary owns any real property.
          (b) Leased Real Property. The Leased Real Property described on Section 3.17(b) of the Disclosure Schedule constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Section 3.17(b) of the Disclosure Schedule, the Leased Real Property leases are in full force and effect, subject to the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to the Buying Group complete and accurate copies of each of the leases described on Section 3.17(b) of the Disclosure Schedule, and none of the leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Buying Group. Neither the Company nor any Subsidiary is in default under any of such leases nor has the Company or any Subsidiary received any notices of default from the lessor or landlord under the leases for the Leased Real Property. Except as set forth on Section 3.17(b) of the Disclosure Schedule, with respect to each Leased Real Property:

               (i) the Company has received no notice of any pending or contemplated, and to the Company’s Knowledge there are no threatened, condemnation proceedings relating to the Company, the leases or the Leased Real Property;
               (ii) the use, occupancy and operation of the Leased Real Property in the conduct of the Business does not violate any applicable Laws or instruments of record or any covenants, conditions or agreements affecting the Leased Real Property;
               (iii) to the Company’s Knowledge, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision or other Laws governing the use, occupancy and operation of the Leased Real Property and all applicable permits, certificates, consents and approvals for the use, occupancy and operation of the Leased Real Property have been issued to the Company by the appropriate Governmental Authority and all such permits, certificates, consents and approvals are valid and in full force and effect; and
               (iv) neither the Company, nor, to its Knowledge, any third party has released any hazardous substances or other wastes or substances in, on, under, from or about the Leased Real Property and neither the Company, nor, to its Knowledge, any third party used or conducted operations or engaged in activities on the Leased Real Property (except in accordance with applicable Laws) involving the use, generation, manufacture, storage or treatment of any hazardous substances.
     3.18 Accounts Receivable. All accounts receivable shown on the Financial Statements represent, and the accounts receivable of the Company and the Subsidiaries outstanding on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions, and are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which reasonably adequate reserves have been established. The reserves for uncollectible accounts receivable reflected on the Financial Statements were established in accordance with GAAP and are adequate in light of all the facts then known to the Company and were determined on a basis consistent with the Company’s historical methods and practices in establishing such reserves.
     3.19 Inventories. Except as set forth in Section 3.19 of the Disclosure Schedule, all inventory, except inventory in transit and inventory sold or disposed of in the Ordinary Course of Business, whether reflected on the Financial Statements or subsequently acquired: (a) is now and at the Closing Date will be located on the Leased Real Property; (b) has been or will be acquired by the Company only in bona fide transactions entered into in the Ordinary Course of Business; (c) is of good and merchantable quality, saleable in the Ordinary Course of Business, except to the extent adequately reserved for in the balance sheets included in the Financial Statements on which such inventory is shown, which reserves are determined on a basis consistent with past practice; and (d) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established based on past practice.
     3.20 Broker Fees. With the exception of amounts payable to Sagent Advisors Inc., the Company has incurred no liability for any fee, commission or other compensation on account of the employment of a broker or finder in connection with the transactions contemplated by this Agreement.

     3.21 Books and Records. The books of account, minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which have been made available to Buying Group, are complete and correct in all material respects and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company or any of its Subsidiaries, as the case may be, and to the Knowledge of the Company, no meeting of any such shareholders, Board of Directors, or committee of the Company or any of its Subsidiary, as the case may be, has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
     3.22 Insurance. Section 3.22 of the Disclosure Schedule lists each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by the Company or any of its Subsidiaries. All such insurance policies are in full force and effect, and to the Company’s Knowledge, neither the Company nor any Subsidiary is in material default with respect to any of its obligations under such insurance policies, including, without limitation, any default arising from nonpayment of premiums owed.
     3.23 Transactions with Affiliates. Except as set forth on Section 3.23 of the Disclosure Schedule and except for employment agreements with certain officers, directors and shareholders (all of which employment agreements are listed on Section 3.12 of the Disclosure Schedule), to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or is owed money from, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any affiliate, officer, director, employee or shareholder of the Company or any of its Subsidiaries.
     3.24 Operation in the Ordinary Course. Except as set forth on Section 3.24 of the Disclosure Schedule, since June 30, 2005, the Company, the Subsidiaries and the Investments have operated the Business in the ordinary course and in all material respects in accordance with past practices.
     3.25 Employees. The Company has provided, or otherwise made available, the following information for each Company Employee: name, title, current salary, target bonus and commissions, if any, annual bonus and long-term incentive payments, (if any) (including, with respect to stock options or grants, the number of shares covered by such options and the exercise price), Fair Labor Standards Act status, date of hire, schedule of regular weekly hours of employment, annual vacation entitlement, accrued but unused vacation, service date for employee benefit plan purposes, which Employees are inactive employees due to an approved medical, family or personal leave and, to the extent known, the date on which each inactive employee is expected to return to active employment.
     Except as indicated in Section 3.25 of the Disclosure Schedule, all of the Company Employees are employees “at will” whose employment is terminable without liability therefor (other than liability for severance payments or liability for retention or stay payments).

     3.26 Product or Service Liability. Except as set forth on Section 3.26 of the Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other Governmental Authority against or involving any product, substance or material (collectively, “Product”), or class of claims or lawsuits involving a Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of the Company or any Subsidiary which is pending or, to the Company’s Knowledge, threatened, on behalf of the purchaser of any Product, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of the Company or any Subsidiary, or any alleged failure to warn or from any breach of express or implied specifications or warranties or representations, and (ii) there has not been, nor is there under consideration or investigation by the Company, any Product recall or post-sale warning (collectively, such recalls and post-sale warnings are referred to as “Recalls”) conducted by or on behalf of the Company concerning any Product manufactured, assembled, produced, distributed, serviced or sold by or on behalf of the Company or any Subsidiary or, to the Knowledge of the Company, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company or any Subsidiary. Since the date of the Interim Financial Statements, except as set forth on Section 3.26 of the Disclosure Schedule, to the Knowledge of the Company, no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans have existed or occurred that could reasonably be expected to give rise to any liability or otherwise form the basis of any claim based on or related to any Product that was or allegedly was manufactured, assembled, produced, distributed, serviced or sold by or on behalf of the Company or any Subsidiary.
     3.27 Product or Service Warranty. Except as set forth in Part I of Section 3.27 of the Disclosure Schedule, each Product manufactured, assembled, produced, distributed, serviced or sold, and each service provided, by the Company or any Subsidiary has been in material conformity with all applicable contractual commitments and all express and implied warranties in all material respects, and neither the Company nor any Subsidiary has any liability for replacement or repair thereof or other damages in connection therewith in excess of the reserves therefor set forth on the balance sheet of the Interim Financial Statements with respect to which (x) any claim that has been asserted, or (y) the Company has knowledge of facts that could reasonably be expected to give rise to a claim that might be asserted against the Company or any Subsidiary, subject in each case only to returns of Products or warranty, in each case in the Ordinary Course of Business. Part II of Section 3.27 of the Disclosure Schedule sets forth all of the terms and conditions of the applicable guaranty, warranty and indemnity of the Company and its Subsidiaries in connection with Products manufactured, assembled, produced, distributed, serviced or sold, or services provided, by the Company or any Subsidiary and, except as described in Part III of Section 3.27 of the Disclosure Schedule, no Product manufactured, assembled, produced, distributed, serviced or sold, or service provided, by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity by such entity beyond a period of two (2) years from the date of commencement of such guarantee, warranty or indemnity.
     3.28 Disclosure.

          (a) To the Knowledge of the Company, no representation or warranty of the Company or any Significant Shareholder in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          (b) No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
     3.29 Limitation on Representations and Warranties. Except as set forth in this Article III, the Company makes no express or implied warranty of any kind whatsoever, including with respect to (a) any information furnished by the Company or its financial advisor, Sagent Advisors Inc., or any of the Company’s other representatives or agents, (b) the physical condition or value of any of the assets of the Company, (c) the value of the Common Stock or Preferred Stock, or (d) the future profitability or future earnings performance of the Company.
ARTICLE III A
REPRESENTATIONS AND WARRANTIES OF THE SIGNIFICANT SHAREHOLDERS
     Each Significant Shareholder represents and warrants to Parent and Merger Sub as follows:
     3a.1 Organization and Power. Such Significant Shareholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder.
     3a.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such Significant Shareholder and any other document delivered by such Significant Shareholder in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Significant Shareholder, and assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of such Significant Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     3a.3 Noncontravention. The execution and the delivery of this Agreement by such Significant Shareholder, and the consummation of the transactions contemplated hereby, will not (a) violate or conflict in any way with any Law applicable to the Significant Shareholder, (b) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Significant Shareholder is subject or, if the Significant Shareholder is an entity, any provision of the Significant Shareholders’ certificate of incorporation, bylaws, partnership agreement or similar organizational documents, or (c) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other agreement or instrument to which the Significant Shareholder is a party or by which it is bound.
     3a.4 Ownership of Shares. Such Significant Shareholder is the record owner of the number of shares of capital stock of the Company, and/or has an Option with respect to the number of shares of Common Stock of the Company, all as set forth opposite his, her or its name on Section 3.2 of the Disclosure Schedule. On the Closing Date such Significant Shareholder will have good title to such Significant Shareholder’s shares of capital stock of the Company, free and clear of all Liens, options, proxies, voting trusts, commitments or agreements and other restrictions and limitations of any kind.
     3a.5 Transaction Fees. Such Significant Shareholder has no liability or obligation to pay any transaction costs associated with the transaction for which any member of the Buying Group could become liable or otherwise obligated.
     3a.6 Disclosure.
          (a) To the knowledge of such Significant Shareholders, no representation or warranty of such Significant Shareholder in this Agreement and no statement of such Significant Shareholder in the Disclosure Schedule or specifically made by such Significant Shareholder in any of the Exhibits hereto or in documents delivered by such Significant Shareholder omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; and.
          (b) No notice given by such Significant Shareholder pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
ARTICLE IIIB
REPRESENTATION AND WARRANTY OF WAYNE PENROD
     3b.1 Penrod Family Investments, Inc. hereby represents and warrants to Parent and Merger Sub that the Church of the Nazzarene is the record and sole beneficial owner of the number of Shares of Common Stock of the Company set forth on Section 3.2 of the Disclosure Schedule, and that on the Closing Date the Church of the Nazzarene will have good title to such shares free and clear of all Liens, options, proxies, voting trusts, commitments or agreements and other restrictions and limitations of any kind.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub each represent and warrant to the Company as follows:
     4.1 Organization. Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Parent and to carry out the transactions contemplated hereby and thereby. Merger Sub is a corporation duly organized, validly existing and in active status under the Laws of the State of Delaware. Merger Sub has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Merger Sub and to carry out the transactions contemplated hereby and thereby.
     4.2 No Violation. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not cause a breach or violation of or default under any provision of: (a) the Articles of Incorporation of Parent or Merger Sub or Bylaws of Parent or Merger Sub; (b) any material contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound; or (c) any decree, order, injunction or other decision of any court, arbitrator or Governmental Authority to which Parent or Merger Sub may be subject.
     4.3 Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate act or proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or Merger Sub pursuant hereto or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto will constitute, valid and binding agreements of Parent or Merger Sub, as the case may be, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.
     4.4 Governmental Consents. Except for the application of the HSR Act, no approval, authorization, notice, consent or other action by or filing with any governmental body or agency is required for Parent’s or Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
     4.5 Investment/Operational Intent.
          (a) Parent and Merger Sub each has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement.
          (b) Parent and Merger Sub have been given access to information requested regarding the Company, including the opportunity to ask questions of and receive answers from the officers of the Company concerning the present and proposed activities of the Company and to obtain the information which Parent or Merger Sub deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Parent and Merger Sub have made their own independent investigation of the Company and the merits and risks of the transactions contemplated by this Agreement.
          (c) Parent is acquiring the Company for its own account, for investment or operational purposes, and not with a view to resale or for distribution of all or any portion of the capital stock.

     4.6 Financial Condition. Parent has, and Parent will cause Merger Sub to have at the Effective Time, all funds necessary to consummate the Merger and all other transactions contemplated hereunder.
ARTICLE V
COVENANTS
     From and after the date of this Agreement, the parties shall comply with the following covenants:
     5.1 Access to Information and Records.
          (a) From the date hereof through the Closing, the Company shall give Parent, Merger Sub, their counsel, accountants and other representatives:
               (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of the Company for the purpose of such inspection, investigation and testing as Parent or Merger Sub deems appropriate (and the Company shall furnish or cause to be furnished to Parent, Merger Sub and their representatives all information with respect to the business and affairs of the Company as Parent or Merger Sub may reasonably request);
               (ii) with the prior consent of the Company in each instance, access to employees, agents and representatives of the Company for the purposes of such meetings and communications as Parent or Merger Sub reasonably desires; and
               (iii) with the prior consent of the Company in each instance, access to vendors, customers and others having business dealings with the Company.
     5.2 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as set forth in this Agreement or as otherwise approved in writing by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall comply with the following covenants:
          (a) No Material Changes. The Company will carry on the Business in the ordinary course and in substantially the same manner as heretofore conducted and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.
          (b) Maintain Organization. The Company will take such action as may be commercially reasonable to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Company and will use commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the present officers and Company Employees, and to preserve its present relationships with suppliers and customers and others having business relationships with the Company.
          (c) Material Contracts. The Company shall not enter into any material contract outside of the Ordinary Course of Business.
          (d) No Issuance of Common Stock. Except for this Agreement and as contemplated by the Company’s Articles of Incorporation in effect as of the date hereof, the Company shall not issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Common Stock or any other capital stock of the Company, including, without limitation, pursuant to the exercise of any options, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock. Notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall issue the Earn Out Shares in accordance with the terms of the LADD Earn Out Agreement.
          (e) Maintain Employment Terms. The Company shall not grant any increase in compensation or benefits to the employees or officers of the Company, pay any severance or termination pay or any bonus other than in the Ordinary Course of Business, enter into or amend any severance agreements with officers of the Company or grant any material increase in fees or other increases in compensation or other benefits to directors of the Company.
          (f) Maintain Employee Benefits. The Company shall not adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the Company other than any such change that is required by Law or that, in the opinion of counsel to the Company, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans except as required by Law, the terms of such plans, or consistent with past practice; provided, however, that the Company shall terminate the Plan not earlier than 5 Business Days nor later than 1 Business Day prior to the Effective Time.
          (g) Maintain Intellectual Property. The Company shall not sell, transfer, assign, license, dispose of, or abandon, and shall take commercially reasonable steps to maintain or prosecute, any Intellectual Property of the Company or any registration or pending application therefore.
          (h) Capital Expenditure. The Company shall not incur or commit to capital expenditures in excess of current budgeted amounts individually or in the aggregate.
     5.3 HSR Act Filings. Within ten (10) Business Days following the execution of this Agreement each Party shall, in cooperation with the other Parties, file or cause to be filed any notifications required to be filed by it under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. Parent and the Company shall each pay one-half of the filing fees in connection with all such notifications. Each Party shall consult with the other Parties with respect thereto prior to making any communication, written or oral, with the Federal Trade Commission, or the Antitrust Division of the Department of Justice with respect to this Agreement or the transactions contemplated hereby.
     5.4 Consents. The Company will use commercially reasonable efforts to obtain, prior to the Closing, all Consents listed on Section 3.4(b) of the Disclosure Schedule or otherwise required to consummate the transactions contemplated hereby. All such Consents shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts shall be delivered to Parent promptly after receipt, but in no event later than the Closing. In any case where a Consent has not been obtained prior to Closing, the Company Representative shall assist the Buying Group after Closing in every reasonable effort to obtain such Consents.

     5.5 Publicity. All general notices, releases, statements and communications to employees, suppliers, customers, the public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Company and Parent; provided, however, that any party may make a public announcement of the proposed transaction, if, in the written opinion of counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Parties with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.
     5.6 Notification of Certain Matters; Supplemental Disclosure.
          (a) Contemporaneously with the execution and delivery of this Agreement, the Company and the Significant Shareholders are delivering to the Buying Group the Disclosure Schedule, which is an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of the Company and the Significant Shareholders contained in this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, any fact or circumstance that is disclosed in a section of the Disclosure Schedule shall not be deemed to be disclosed in any other section of the Disclosure Schedule unless a cross-reference to such fact or circumstance is provided in such other section of the Disclosure Schedule.
          (b) The Company and/or any Significant Shareholder shall give prompt notice to the Buying Group of any fact, event or circumstance known to the Company and/or any such Significant Shareholder, as the case may be that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (c) would make it impossible for the Company and/or any such Significant Shareholder, as the case may be to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, no such notice given by the Company or any such Significant Shareholder shall relieve any breach of the Company or any such Significant Shareholder hereunder or any obligation under Article VIII hereof.
     5.7 Merger Sub Shareholder Approval. Parent’s execution of this Agreement evidences Parent’s consent to and approval of the Merger as the sole shareholder of Merger Sub and, if separately required to further evidence such consent and approval, Parent agrees to cause the shares of Merger Sub owned by it to be voted in favor of the Merger subject to the terms and conditions of this Agreement.
     5.8 Indemnification of Directors and Officers. Parent shall cause the Surviving Company to indemnify each Person who, prior to the Effective Time, served as an officer or director of the Company or any of its subsidiaries or as a fiduciary of any employee benefit plan maintained by the Company to the same extent as such Person is indemnified pursuant to indemnification agreements in effect, or indemnification provisions contained in the Company’s Articles of Incorporation or Bylaws, immediately prior to the Effective Time.
     5.9 Company Representative.

          (a) By approving this Agreement, the Company Securityholders hereby irrevocably make, constitute and appoint Richard L. Cravey, Jr. (the “Company Representative”) as their true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) make all decisions relating to the determination of the Actual Closing Date Working Capital Amount; (ii) make all decisions relating to the distribution of any amounts payable or distributable to the Company Securityholders hereunder; (iii) execution of the Escrow Agreement and any other document required by this Agreement; (iv) receipt of payments hereunder and under the Escrow Agreement and the disbursement thereof to the Company Securityholders and others; (v) receipt and forwarding of notices and communications pursuant to this Agreement and the Escrow Agreement; (vi) administration of this Agreement and the Escrow Agreement, including the resolution of any dispute or claim, (vii) the resolution, settlement or compromise of any claim for indemnification asserted against a Company Securityholder pursuant to Section 8.2(a), and (viii) asserting, on behalf of the Company Securityholders, claims for indemnification under Section 8.3 and resolving, settling or compromising all such claims.
          (b) In the event that the Company Representative, with the advice of counsel, is of the opinion that he requires further authorization or advice from the Company Securityholders on any matters concerning this Agreement, the Company Representative shall be entitled to seek such further authorization from the Company Securityholders prior to acting on their behalf. In such event, each Company Securityholder shall have a number of votes equal to the number of shares of Common Stock owned by that Company Securityholder on the Closing Date and the authorization of a majority of such number of such shares shall be binding on all of the Company Securityholders and shall constitute the authorization by the Company Securityholders.
          (c) Parent and the Escrow Agent shall be fully protected in dealing with the Company Representative under this Agreement and may rely upon the authority of the Company Representative to act as the agent of the Company Securityholders. Any payment by Parent or Merger Sub, or both, to the Company Representative under this Agreement shall be considered a payment by Parent and Merger Sub to the Company Securityholders. The appointment of the Company Representative is coupled with an interest and shall be irrevocable by any Company Securityholder in any manner or for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable Law.
          (d) If at any time there is more than one Company Representative, any act of the Company Representative shall require the act of a majority of the Company Representatives. Any Company Representative may resign from his or her capacity as a Company Representative at any time by written notice delivered to the other Company Representative, if any, and to Parent. If there is a vacancy at any time in any of the positions of Company Representative for any reason, the remaining Company Representative may act with full power and authority until such time as the remaining Company Representative shall select a successor to fill such vacancy. If at any time there is no person acting as a Company Representative for any reason, the Company Securityholders shall select a Company Representative. Each Company Securityholder shall have a number of votes equal to the number of shares of Common Stock owned by that Company Securityholder on the Closing Date and the authorization of a majority of such number of such shares shall be binding on all of the Company Securityholders and shall constitute the authorization by the Company Securityholders.
          (e) The Company Representative acknowledges that he has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as a Company Representative in strict compliance with and conformance to the provisions of this Agreement.
          (f) The Company Representative shall not be liable to Parent, Merger Sub, the Company Securityholders or the Escrow Agent for any error of judgment, or any act done or step taken or omitted by him in good faith or for any mistake in fact or Law, or for anything that he may do or refrain from doing in connection with this Agreement, except for his own bad faith or willful misconduct. The Company Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his duties hereunder, and he shall incur no liability to Parent, Merger Sub, the Company Securityholders or the Escrow Agent and shall be fully protected with respect to any action taken, omitted or suffered by him in good faith in accordance with the opinion of such counsel.
          (g) Any expenses incurred by the Company Representative in connection with the performance of his duties under this Agreement (including any fees and expenses of legal counsel retained by the Company Representative) shall not be the personal obligations of the Company Representative but shall be payable: (i) prior to the Effective Time, by the Company; and (ii) after the Effective Time, by the Company Securityholders, pro rata in accordance with their respective ownership of Common Stock (or Preferred Stock on an as converted basis) immediately prior to the Effective Time.
          (h) Each Company Securityholder agrees that the Transaction Expenses shall include the sum of $250,000 to be paid to the Company Representative and to be used by the Company Representative for the payment of all costs and expenses incurred by the Company Representative in connection with the exercise by him of the authority granted to him herein (including reasonable attorney fees and expenses and the fees and expenses of any accountants or other professional advisors retained by the Company Representative). The Company Representative shall not disburse any portion of such sum to any Company Securityholder until the lapse of ten (10) Business Days after the determination of the Actual Closing Date Working Capital Amount, and thereafter may distribute to the Company Securityholders, pro rata in accordance with their respective ownership of Common Stock (or Preferred Stock on an as converted basis) immediately prior to the Effective Time, such portion of such sum as the Company Representative reasonably determines not to be needed for the payment of such costs and expenses. Any portion of such sum remaining after the final resolution of all claims asserted against, or asserted by or on behalf of, the Company Securityholders hereunder or under the Escrow Agreement and the final distribution to the Company Securityholders of all monies that are or could be distributable to them hereunder or under the Escrow Agreement, shall be distributed to the Company Securityholders as provided in Section 2.8(c)(iv).
     5.10 Retention of Records. The Parent shall cause the Surviving Company to retain all books and records relating to the Company’s pre-closing Tax, accounting or legal matters for a period of at least six (6) years from the date hereof; provided, however, that at the end of such six (6) year period any such document or record may be disposed of by the Buying Group if the Buying Group first offers to surrender possession thereof to the Company Shareholders at their expense. The Company Shareholders shall have the right during business hours, upon reasonable notice to Parent, to inspect and make copies of any such records for any reasonable purpose.
     5.11 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or termination of this Agreement pursuant to Article IX hereof, neither the Company nor any Significant Shareholders shall take or permit any other Person on its behalf to take, any action to solicit, encourage, initiate or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buying Group and its affiliates and representatives) concerning any purchase of the Company’s Shares Outstanding, any merger involving the Company, any sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transaction involving the Company (other than inventory sold in the Ordinary Course of Business).
     5.12 Agreement to Vote for Merger. Each of the Significant Shareholders agrees to vote the shares held by such Significant Shareholder for the Merger, whether at a meeting or through the solicitation of written consent.
     5.13 Employee Matters. At least five business days prior to the Closing, the Company shall conduct and complete a drug screen and work-related background check for each employee of the Company and its Subsidiaries as a condition of continuing employment, which drug screen and background check shall be substantially similar to the drug screen and background check currently required (including use of service providers) and used by Parent for its employees as a condition of employment. Prior to the Closing, the Company shall terminate those employees who fail to pass such drug screen or background check, unless directed by Parent not to terminate any such employee. Any costs associated with any such termination shall be included within the definition of Severance Costs under this Agreement.
     5.14 Employment Agreements. Prior to Closing, Parent and Merger Sub (a) shall offer to amend the existing written employment agreements with William P. Carlton, Steve Allen and John Wright, including to limit the term thereof to one (1) year following the Effective Time, and (b) may, in its good faith discretion, offer written employment agreements to Harry V. Bonds, III, Norman Denny, Michael Hanisch, Shawn Phillips, Sean Robertson, William Wadsworth, Alfred Wright, and Jason Vangilder, which agreements may contain terms relating to compensation and benefits that are, in the aggregate, substantially equivalent to the compensation and benefits presently paid or provided by the Company or its Subsidiaries to such persons or on such other terms and conditions as are mutually agreeable and (c ) shall offer to amend the existing written employment agreements with R. Todd Farnsworth, Paul Goldbecker, Rich Halstead, Tim Hahn and Tony Cranfield to limit the term thereof to two (2) years following the Effective Time. The Company and each Significant Shareholder shall use their respective commercially reasonable efforts to encourage each of the above named employees to accept the offer, if made, of Parent and Merger Sub and enter into the amendment or written employment agreement, as the case may be. Prior to Closing, Parent and Merger Sub acknowledge and agree that they will not seek to amend the existing employment agreements with Max Andrews, Chris Mastin, Daniel Penrod and R. Wayne Penrod, and that such employment agreements shall continue in accordance with their respective terms.

     5.15 Additional Non-Competition Agreements. Prior to Closing, the Company shall use its commercially reasonable efforts to encourage (a) each of the Persons identified on Section 5.15 of the Disclosure Schedule to execute and deliver a Non-Solicitation Agreement in the form attached hereto as Exhibit C-1, (b) each of the Persons identified on Section 6.12 of the Disclosure Schedule to execute and deliver a Non-Competition Agreement in the form attached hereto as Exhibit C-2, and (c) CGW Southeast Partners, L.P. (“CGW”), to execute and deliver the CGW Non-Solicitation Agreement in the form attached hereto as Exhibit C-3.
     5.16 Identified Environmental Remediation. Parent has identified certain environmental conditions presently existing on property owned or leased by the Company for which the Company may be required to incur costs of remediation. Within ten (10) days after the date hereof, Parent shall advise the Company in writing of the nature of all such conditions, and the conditions so identified are herein called the “Identified Environmental Conditions.” Following such notification, the Company and Parent shall negotiate in good faith towards agreement as to the reasonable cost of remediation of all Identified Environmental Conditions, and the amount of remediation costs as so agreed upon, which shall in no event exceed $250,000, is herein referred to as the “Remediation Amount.”
ARTICLE VI
CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATIONS
Each and every obligation of Parent and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     6.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Company and the Significant Shareholders in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to by Parent or Merger Sub, provided that for purposes of this Section 6.1, if any representation or warranty includes a materiality qualifier, such qualifier shall be disregarded.
     6.2 Compliance With Agreement. The Company and the Significant Shareholders shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.
     6.3 Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit Parent, Merger Sub, the Company, the Company Shareholders or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.
     6.4 Consents.
          (a) All Consents listed in Section 3.4(b) of the Disclosure Schedule (other than Consents under any contract which is not a Material Contract, which shall be governed by subsection (b) below) shall have been received, and executed counterparts thereof shall have been delivered to Parent or Merger Sub at or prior to the Closing.

          (b) The contracts of the Company which are not Material Contracts under which required Consents have not been obtained, shall not, in the aggregate, provide for annual payments or other consideration from or to the Company in excess of $300,000.
     6.5 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.
     6.6 No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have been any occurrence or any event that has had or is reasonably likely to have a Material Adverse Effect.
     6.7 Merger Filings. The Articles of Merger shall have been filed with the Delaware and with the Secretary of State of the State of Arkansas.
     6.8 Dissenting Shares. Dissenting Shares shall not be more than 5% of the Shares Outstanding.
     6.9 Documents to be Delivered by the Company. At the Closing, the Company shall have delivered to Parent and Merger Sub the following documents, in each case duly executed or otherwise in proper form:
          (a) Compliance Certificate. A certificate signed by the Chief Executive Officer of the Company that (i) each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Parent), provided that for purposes of such certificate, if any representation or warranty includes a materiality qualifier, such qualifier shall be disregarded, and (ii) the Company has performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with on or prior to the Closing Date.
          (b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the Company Shareholders, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.
          (c) Escrow Agreement. The Escrow Agreement.
          (d) Articles; Bylaws. A copy of the Articles of Incorporation of the Company certified by the Secretary of State of Arkansas and a copy of the Bylaws of Company certified by the Secretary of the Company.
          (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Parent or Merger Sub by the Company pursuant to the terms hereof.
          (f) Legal Opinion. An opinion of each of (i) Alston & Bird, LLP, counsel to the Company and CGW Southeast Partners IV, L.P., dated the Closing Date, substantially in the form attached hereto as Exhibit D and (ii) Friday, Eldridge & Clark LLP, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit E, which opinion will include an opinion as to the enforceability of Section 5.9 hereof.

          (g) Other Documents. All other documents, instruments or writings reasonably required to be delivered to Parent or Merger Sub at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent or Merger Sub may reasonably request.
     6.10 Resignation of Officers and Directors. Except as may be requested by Parent or Merger Sub, at the Closing each of the officers and directors of the Company and each of its Subsidiaries shall have resigned as an officer or director.
     6.11 Affiliate Transactions.
          (a) With respect to each of the transactions listed on Section 3.23 of the Disclosure Schedule one or more of the following shall occur: (i) such transaction and each agreement relating thereto with respect to amounts owed to the Company or any Subsidiary (whether or not due on or before the Closing Date) shall have been paid in full, (ii) such transaction shall have been terminated on terms satisfactory to the Parent and Merger Sub, or (iii) such transaction and each agreement relating thereto shall have been approved by the Parent and Merger Sub in writing, including after any amendment requested by Parent.
          (b) With respect to the leases for the Leased Real Property set forth on Section 6.11 of the Disclosure Schedule, the Company shall, at the option of the Parent and Merger Sub, cause the landlord of such Leased Real Property to modify such leases as described on such Schedule.
     6.12 Non-Competition Agreements. Each of the Persons designated on Section 6.12 of the Disclosure Schedule shall have executed and delivered a Non-Competition Agreement in the form attached hereto as Exhibit C-2.
     6.13 Leased Real Property. The Company shall use its commercially reasonable efforts to cause each landlord of Leased Real Property to enter into such access agreements, estoppels and similar customary arrangements as are required by the Parent’s lenders under its inventory securitization facility.
     6.14 Lien Releases and Termination of Financing. The Company shall have provided evidence satisfactory to the Parent and Merger Sub that all Liens on the assets of the Company and the Subsidiaries have been released and that all related financing arrangements have been terminated.
     6.15 LADD Stock Earn Out. The Company shall deliver a certificate from Penrod Family Investments, Inc. (formerly known as LADD Industries, Inc.) in form and substance satisfactory to Parent that all of the obligations of the Company to Penrod Family Investments, Inc. under and in connection with the Carlton-Bates Company Stock Earn Out Agreement dated July 16, 2003 in favor of Penrod Family Investments, Inc., as grantee, have been satisfied in full.
     6.16 Termination of Options, etc. All stock option plans, outstanding options, warrants, conversion rights, and similar obligations shall be satisfied and terminated in a form and manner satisfactory to Parent and Merger Sub with no further obligations or liabilities on the part of the Surviving Corporation.

     6.17 CGW Non-Solicitation Agreement. CGW shall have executed and delivered the CGW Non-Solicitation Agreement in the form attached hereto as Exhibit C-3.
     6.18 Employment Agreements. Each of R. Todd Farnsworth, Paul Goldbecker, Rich Halstead, Tim Hahn and Tony Cranfield shall have entered into the employment agreement amendments contemplated by Section 5.14(c); provided, however, that if this condition shall not be satisfied prior to Closing, Parent and Merger Sub shall waive this condition upon receipt from the Significant Shareholders of an agreement to indemnify the Surviving Corporation for all severance and other similar benefits to which any of such employees may become entitled under the existing written employment agreements.
ARTICLE VII
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS
     Each and every obligation of the Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:
     7.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, provided that for purposes of this Section 7.1, if any representation or warranty includes a materiality qualifier, such qualifier shall be disregarded.
     7.2 Compliance With Agreement. Parent and Merger Sub shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.
     7.3 Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit Parent, Merger Sub, the Company, the Company Shareholders or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.
     7.4 Consents and Approvals. All approvals, consents and waivers listed in Section 3.4 of the Disclosure Schedule that are required to effect the transactions contemplated hereby shall have been received.
     7.5 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.
     7.6 Merger Filings. The Articles of Merger shall have been filed with the Delaware and with the Secretary of State of Arkansas.
     7.7 Documents to be Delivered by Parent and Merger Sub. At the Closing, Parent and Merger Sub shall deliver to the Company the following documents, in each case duly executed or otherwise in proper form:
          (a) Compliance Certificates. A certificate signed by the Chief Executive Officer of Parent and a certificate signed by the Chief Executive Officer of Merger Sub that (i) each of the representations and warranties made by Parent and Merger Sub in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), provided that for purposes of such certificate, if any representation or warranty includes a materiality qualifier, such qualifier shall be disregarded, and (ii) Parent and Merger Sub have each performed and complied in all material respects with all of their obligations under this Agreement that are to be performed or complied with on or prior to the Closing Date.
          (b) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Parent and Merger Sub, of the Parent as the sole shareholder of Merger Sub, and if required, the shareholders of Parent authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.
          (c) Incumbency Certificates. Incumbency certificates relating to each person executing any document executed and delivered to the Company by Parent or Merger Sub pursuant to the terms hereof.
          (d) Other Documents. All other documents, instruments or writings reasonably required to be delivered to the Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Company may reasonably request.
     7.8 Merger Price. Parent or Merger Sub shall have paid the Merger Price in accordance with the provisions of Article II of this Agreement and of the Plan of Merger.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     8.1 Survival; Remedies for Breach.
          (a) Each and every representation and warranty made by the Company, the Significant Shareholders, Parent or Merger Sub in this Agreement or in any exhibit, schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing, but except as otherwise provided in this Section 8.1, shall terminate on March 31, 2008 (the “Cut-Off Date”) and thereafter be of no further force or effect. Each and every covenant and agreement of a Party set forth herein shall survive the Closing without limitation as to time.
          (b) Any representation or warranty that would otherwise terminate at the Cut-off Date with respect thereto shall survive if notice of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-Off Date with respect thereto to the Party against whom indemnification may be sought but only to the extent related to such breach, inaccuracy or nonperformance.
          (c) After the Closing, the indemnities set forth in this Article VIII shall be the exclusive remedies (except in the case of fraud) of the Company, Parent and Merger Sub for the breach of any covenant, agreement, representation or warranty in this Agreement by the Company, Parent and Merger Sub, as the case may be; provided, however, that this Article VIII shall not be the exclusive remedy for the breach of representations and warranties of a Significant Shareholder set forth in Section 3a.4 or of Penrod Family Investments, Inc. set forth in Section 3b.1, and Parent and Merger Sub shall have such rights as may be available at law or in equity with respect to a breach of any such representation and warranty.

     8.2 Indemnification By Certain Company Securityholders and Significant Shareholders.
          (a) Company Securityholders. Subject to the provisions of this Section and the other Sections of this Article VIII, the Company Representative, on behalf of each of the Company Securityholders other than the Plan, severally as to such Company Securityholder’s share of the Claims Amount, agrees to indemnify and hold harmless each member of the Buying Group, and their respective officers, directors, agents and representatives from and against any and all Losses incurred or sustained by or imposed upon them with respect to or by reason of:
               (i) any failure, breach or inaccuracy on the part of the Company of any of its representations or warranties under this Agreement or contained in any certificate, document or instrument delivered by the Company hereunder;
               (ii) any breach, default or lack of performance on the part of the Company of any of its covenants or agreements under this Agreement;
               (iii) all Taxes for periods up through the Effective Time not otherwise paid or adequately accrued in the Closing Date Balance Sheet, including without limitation failure to withhold taxes with respect to employee and officer use of planes and vehicles;
               (iv) any payments made in connection with Dissenting Shares in excess of the Per Share Merger Consideration and any costs (including legal, accounting and other professional fees) incurred in connection with the proceedings related to such Dissenting Shares;
               (v) the extent to which the Actual Plan Termination Costs exceed the Estimated Plan Termination Costs;
               (vi) the extent to which the Actual Severance Costs exceed the Estimated Severance Costs;
               (vii) costs actually and reasonably incurred by the Company or Parent for the remediation of the Identified Environmental Conditions, but in no event to exceed the Remediation Amount; and
               (viii) the action styled Glenda Johnson v. Carlton-Bates Company, Case Number 4-05 CV0000908, filed on June 23, 2005 in the United States District Court, Eastern District of Arkansas, Western Division, including any punitive class action that may be asserted in connection therewith and, notwithstanding anything in the Agreement to the contrary, any punitive damages relating thereto.
          (b) Significant Shareholders. Subject to the provisions of this Section and the other Sections of this Article VIII, each Significant Shareholder, severally as to such Significant Shareholder’s share of the Claims Amount, agrees to indemnify and hold harmless each member of the Buying Group, and their respective officers, directors, agents and representatives, from and against any and all Losses incurred or sustained by or imposed upon them with respect to or by reason of:
               (i) any failure, breach or inaccuracy on the part of such Significant Shareholder of any of its representations or warranties under Article IIIA of this Agreement or contained in any certificate, document or instrument delivered by the such Significant Shareholder hereunder; and
               (ii) any breach, default or lack of performance on the part of such Significant Shareholder of any of its covenants or agreements under this Agreement (other than the agreements contained in Section 8.2(a)).
          (c) Notwithstanding anything to the contrary in this Agreement, no member of the Buying Group shall be entitled to indemnification under Section 8.2(a)(i) for any Losses as to which a member of the Buying Group otherwise may be entitled to indemnification hereunder (without giving effect to this paragraph (c)), until the aggregate amount of such indemnifiable Losses exceeds $250,000 (the “Threshold Amount”), provided that after the aggregate of all indemnifiable Losses exceeds the Threshold Amount, the Buying Group shall, in the aggregate, be entitled to indemnification under Section 8.2(a)(i) only to the extent the aggregate amount of all such Losses exceeds the Threshold Amount but is less than the Escrow Deposit.
          (d) To induce Parent and Merger Sub to enter into this Agreement and to consummate the Merger, the Company has agreed, and by approving this Agreement the Company Shareholders have agreed, that, subject to the provisions of this Section and the other Sections of this Article VIII, the Escrow Deposit shall be withheld and placed in escrow at Closing for the purpose of satisfying the indemnification obligations to the Buying Group under Section 8.2(a). The Escrow Deposit shall be withheld and placed in escrow at the Closing with the Escrow Agent who shall hold and administer the Escrow Deposit in accordance with the terms of the Escrow Agreement. ALL INDEMNITY PAYMENTS TO THE BUYING GROUP UNDER SECTION 8.2(a) SHALL BE PAID FROM AND LIMITED TO, AND SHALL IN NO CIRCUMSTANCES EXCEED, THE PRINCIPAL OF THE ESCROW DEPOSIT. SUCH INDEMNITY PAYMENTS FROM THE ESCROW DEPOSIT SHALL BE THE SOLE SOURCE OF PAYMENT FROM, AND THE SOLE REMEDY AGAINST, THE COMPANY SECURITYHOLDERS AND THE SIGNIFICANT SHAREHOLDERS FOR INDEMNIFICATION UNDER SECTION 8.2(a). NEITHER THE COMPANY NOR ANY COMPANY SECURITYHOLDER SHALL HAVE ANY RESPONSIBILITY FOR AMOUNTS THAT MAY BECOME PAYABLE HEREUNDER PURSUANT TO SECTION 8.2(a) EXCEPT TO THE EXTENT OF THEIR PROPORTIONATE SHARE OF THE ESCROW DEPOSIT.
          (e) Each member of the Buying Group hereby waives any right that it may have to make a claim for indemnification under this Article VIII concerning any matter as to which it is ultimately determined that Parent (i) had actual knowledge prior to the Closing of facts which clearly and obviously constitute a breach by the Company of a representation or warranty made in this Agreement, (ii) has an actual understanding prior to the Closing that such facts constitute a breach of a representation or warranty by the Company under this Agreement and (iii) fails to disclose such knowledge to the Company prior to the Closing.
     8.3 Indemnification by Parent.
          (a) Subject to the provisions of this Section and the other Sections of this Article VIII, Parent agrees to indemnify the Company Shareholders and hold them harmless from and against any and all Losses incurred or sustained by or imposed upon the Company or the Company Shareholders with respect to or by reason of: (i) any failure, breach or inaccuracy on the part of Parent or Merger Sub of any of their representations or warranties under this Agreement or contained in any certificate, document or instrument delivered by Parent or Merger Sub hereunder; and (ii) any breach, default, inaccuracy or lack of performance on the part of Parent or Merger Sub of any of their respective agreements or covenants under this Agreement or contained in any certificate, document or instrument delivered by Parent or Merger Sub hereunder. Subject to the provisions of this Section and the other Sections of this Article VIII, Parent agrees to indemnify and hold harmless the Persons identified in Section 5.8 of this Agreement who are adversely affected by Parent’s failure to comply with such Section 5.8, from and against any and all Losses incurred or sustained by or imposed upon such Persons by such failure to so comply with Section 5.8.
          (b) Notwithstanding anything in this Agreement, no member of the Buying Group shall be liable (i) under Section 8.3(a)(i) for any Losses as to which the Company Shareholders otherwise may be entitled to indemnification hereunder (without giving effect to this clause (i)), until such indemnifiable Losses exceed the Threshold Amount, provided that after the aggregate of all indemnifiable Losses exceeds the Threshold Amount, the Buying Group shall, in the aggregate, be entitled to indemnification under Section 8.3(a)(i) only to the extent the aggregate amount of all such Losses exceeds the Threshold Amount; and (ii) under this Article VIII for any Losses which in the aggregate are in excess of $20,000,000.
     8.4 Procedures for Indemnification.
          (a) If an Indemnified Party shall claim to have suffered a Loss for which indemnification is available under Section 8.2 or 8.3, as the case may be (for purposes of this Section 8.4, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of paragraph (c)(i) or (ii) of Section 8.2), the Indemnified Party shall notify the Indemnifying Party in writing of such claim as promptly as practicable, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the case of a claim by Parent or the Surviving Corporation, such written notice shall be provided by the Indemnified Party to the Company Representative, with a copy provided to the Escrow Agent. In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party (and, in the case of a claim by the Parent or the Surviving Corporation, the Escrow Agent) of a written notice from the Indemnified Party to such effect.
          (b) If within the thirty (30) day period described in paragraph (a) above the Indemnified Party (and, in the case of claim by the Parent or the Surviving Corporation, the Escrow Agent) shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then the Parties (including the Company Representative) shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Negotiation Period”). After the

Negotiation Period, if the Parties still cannot agree on the claim, the Parties (including the Company Representative) shall follow the procedures set forth in Section 8.7 below with respect to the resolution of such matter.
          (c) Upon determination of the amount of a claim that is binding on both the Indemnifying Party and the Indemnified Party, the amount of such claim shall be paid within ten (10) Business Days of the date such amount is determined. If the Indemnifying Party responsible for payment of such claim is Parent, such payment shall be made by wire transfer to the Company Representative, who shall be responsible for distributing any such payment by Parent to accounts of the Company Securityholders in accordance with their respective percentages opposite the Company Securityholders’ names on Schedule I hereto. If the Indemnifying Party responsible for payment of such claim is a Company Securityholder, such payment shall be made by wire transfer by the Escrow Agent to an account designated by the Buying Group in accordance with the terms of the Escrow Agreement until such Company Securityholder’s portion of the Escrow Deposit is exhausted and such Loss shall be shared on a pro rata basis among all Company Securityholders. Notwithstanding anything contained herein to the contrary, the Parties hereby acknowledge and agree that the Plan shall not be subject to this Article VIII and therefore shall not share in any loss or benefit with respect to the Claims Amount of the Escrow Deposit.
     8.5 Procedures for Third Party Claims.
          (a) Any Indemnified Party seeking indemnification pursuant to this Article VIII in respect of any Third Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than ten (10) days after the Indemnified Party acquires knowledge thereof) of such Third Party Claim and (ii) copies of all documents and information relating to any such Third Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third Party Claim.
          (b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third Party Claim) from receipt of the notice contemplated in Section 8.5(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such claim. If the Indemnifying Party timely gives notice that it intends to defend the Third Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third Party Claim as provided above in this Section 8.5(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article VIII. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third Party Claim, or the litigation or resolution of such Third Party Claim, involves an issue or matter that could have a Material Adverse Effect on the Indemnified Party, including the administration of Tax Returns of the Indemnified Party or a dispute with a significant supplier or customer of the Indemnified Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.
     8.6 Effect of Indemnification. Any indemnity payment made hereunder shall be treated by the Parties as an adjustment to the Merger Price.
     8.7 Arbitration. All disputes arising under this Article VIII shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a panel of three arbitrators experienced in the matters at issue and selected by the parties hereto in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Washington, DC as may be specified by the arbitrators (or any place agreed to by the Parties hereto and the arbitrators). The decision of the arbitrators shall be final and binding as to any matters submitted under this Article VIII; provided, however, if necessary, such decision and satisfaction procedure may be enforced by any Party in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the Party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnifying Party as one party and the Indemnified Party as the other party. If the arbitrators’ decision is a compromise, the determination of which Party or Parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrators on the basis of the arbitrators’ assessment of the relative merits of the Parties’ positions.
ARTICLE IX
TERMINATION OF AGREEMENT
     9.1 Causes. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:
          (a) By mutual consent of the Parties;
          (b) By written notice from Parent to the Company if:

               (i) any of the conditions provided for in Article VI of this Agreement have not been satisfied or waived by Parent or Merger Sub in writing and the Closing has not occurred by December 31, 2005 or the date of such notice, whichever is later; or
               (ii) there is or has been a breach or failure to fulfill on the part of the Company or the Company Shareholders (including any of the Significant Shareholders) any of the representations, warranties, covenants or agreements set forth in this Agreement, which in the case of any covenant or agreement is not cured within fifteen (15) days after the Company has been notified of Parent’s intention to terminate this Agreement.
          (c) By written notice from the Company to Parent and Merger Sub if:
               (i) any of the conditions provided for in Article VII of this Agreement have not been satisfied or waived by the Company in writing and the Closing has not occurred by December 31, 2005 or the date of such notice, whichever is later; or
               (ii) there has been a breach or failure to fulfill on the part of Parent or Merger Sub any of the representations, warranties, covenants or agreements set forth in this Agreement, which in the case of any covenant or agreement is not cured within fifteen (15) days after Parent has been notified of the Company’s intent to terminate this Agreement.
     9.2 Effect of Termination. In the event of a termination of this Agreement by Parent or the Company under subparagraphs 9.1(b)(i) or (ii) or 9.1(c)(i) or (ii), the Parties shall have such rights and remedies as may be provided at law or in equity. In the event of a termination of this Agreement pursuant to subparagraphs 9.1(a), all Parties shall, except as hereafter provided, be released from all obligations hereunder. Notwithstanding the foregoing, the respective obligations of the Parties pursuant to Sections 9.2, 10.3, 10.5 and 10.6 shall survive any termination of this Agreement.
ARTICLE X
MISCELLANEOUS
     10.1 Further Assurance. From time to time, at a Party’s request and without further consideration, the other Parties will execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.
     10.2 Assignment. The rights and obligations of a Party hereunder may not be assigned, transferred or encumbered, in whole or in part, without the prior written consent of the other parties; provided, however, Parent may assign its rights hereunder, in whole or in part, for the benefit of its lenders.
     10.3 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of Arkansas, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
     10.4 Amendment and Modification. Parent, Merger Sub and the Company may amend, modify and supplement this Agreement, and any of the terms, covenants, representations,

warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.
     10.5 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Parent or Merger Sub or
Surviving Corporation (following
the Closing), to:	WESCO Distribution, Inc.
Attn: Stephen A. Van Oss
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219-1122
Facsimile: (412) 454-2477

with a copy to:

WESCO Distribution, Inc.
Attn: Marcy Smorey-Giger, Esq.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219-1122
Facsimile: (412) 454-4236

with a copy to:

Reed Smith LLP
Attn: David L. DeNinno, Esq.
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
Facsimile: (412) 288-3063

If to the Company:	(prior to Closing)
CGW Southeast Partners IV, L.P.
Attn: Richard L. Cravey, Jr.
Twelve Piedmont Center
Suite 210
Atlanta, Georgia 30305
Facsimile: (404) 816-3258

with a copy to:

Alston & Bird LLP
Attn: Teri L. McMahon, Esq.
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile: (404) 253-8190

If to Company Representative:	Richard L. Cravey, Jr.
c/o CGW Southeast Partners
Twelve Piedmont Center
Suite 210
Atlanta, Georgia 30305
Facsimile: (404) 816-3258

with a copy to:

Alston & Bird LLP
Attn: Teri L. McMahon, Esq.
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile: (404) 253-8190
     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Company Representative shall constitute delivery to all Company Shareholders. Any Person may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.
     10.6 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:
          (a) Brokerage. Except as to Sagent Advisors Inc. and Brookwood Associates, L.L.C. who shall be compensated by the Company as part of the Transaction Expenses, the Company, Merger Sub and Parent each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.
          (b) Other. Except as otherwise provided herein, each of the Parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     10.7 Entire Agreement; Binding Effect; No Third Party Rights. This Agreement embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith. Except as expressly provided in this Agreement including as specifically contemplated by Section 5.8 and Article VIII hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any rights, remedies or claims under or with respect to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.
     10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     10.10 Construction. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.
     10.11 Interpretations. Neither this Agreement nor any uncertainty herein shall be construed or resolved against any Party, whether under rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties, and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
     10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted only so broad as enforceable.
(Signatures on the Following Page)

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CARLTON-BATES COMPANY

By:	/s/ William P. Carlton

Title: President

WESCO DISTRIBUTION, INC.

By:	/s/ Stephen A. Van Oss

Title: Senior Vice President and
Chief Financial and Administrative
Officer

C-B WESCO, INC.

By:	/s/ Stephen A. Van Oss

Title: President

COMPANY REPRESENTATIVE

/s/ Rick Cravey

WILLIAM P. CARLTON, individually
and as Trustee for the Joanna C.
Kronbach Trust and the John W.
Carlton Trust

/s/ William P. Carlton

CGW SOUTHEAST PARTNERS IV,
L.P.

By:	/s/ Rick Cravey

Title: Partner

PENROD FAMILY INVESTMENTS,
INC.

By:	/s/ R. Wayne Penrod by [illegible] POA

Title: President

/s/ Janice L. Walters [notarial seal]
Janice L. Walters, Notary Public
in and for the State of Ohio
My commission expires: Oct. 7, 2008